   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996


                                                      REGISTRATION NO. 333-13827
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           FACTORY CARD OUTLET CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 5943                                36-3652087
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                            ------------------------

                               745 BIRGINAL DRIVE
                        BENSENVILLE, ILLINOIS 60106-1212
                                 (630) 238-0010
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                         CHARLES R. CUMELLO, PRESIDENT
                           FACTORY CARD OUTLET CORP.
                               745 BIRGINAL DRIVE
                        BENSENVILLE, ILLINOIS 60106-1212
                                 (630) 238-0010
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

        LORI J. BRAENDER, ESQ.               WILLIAM J. GRANT, JR., ESQ.
     PITNEY, HARDIN, KIPP & SZUCH              WILLKIE FARR & GALLAGHER
            200 CAMPUS DR.                       ONE CITICORP CENTER
    FLORHAM PARK, N.J. 07932-0950                  153 E. 53RD ST.
            (201) 966-6300                    NEW YORK, N.Y. 10022-4677
                                                    (212) 821-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION


                                                               NOVEMBER 21, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,750,000 SHARES


                                     [LOGO]

                                  COMMON STOCK
                                  -----------


    Of the 2,750,000 shares of Common Stock of Factory Card Outlet Corp. ("Factory Card" or the "Company") offered hereby, 2,550,000 shares are being offered by the Company and 200,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "FCPY."

                                 --------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                                 -------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                 PRICE        UNDERWRITING       PROCEEDS        PROCEEDS TO
                                                  TO          DISCOUNTS AND         TO             SELLING
                                                PUBLIC         COMMISSIONS      COMPANY(1)      STOCKHOLDERS
Per Share.................................  $                $                $                $
Total(2)..................................  $                $                $                $


(1) Before deducting expenses of this offering payable by the Company, estimated at $800,000.


(2) The Company and the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $         , $         , $
    and $         , respectively. See "Underwriting."


                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
              , 1996.

ALEX. BROWN & SONS                                            PIPER JAFFRAY INC.

    INCORPORATED


               THE DATE OF THIS PROSPECTUS IS            , 1996.

 [PHOTOS SHOWING THE EXTERIOR AND INTERIOR OF FACTORY CARD STORES FROM VARIOUS
                                    ANGLES]

[MAP OF THE CONTINENTAL UNITED STATES SHOWING LOCATIONS OF FACTORY CARD STORES]

                                 --------------

    The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and unaudited quarterly reports for the first three quarters of each fiscal year.
                                 --------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) REFLECTS A 4.016-FOR-1 STOCK SPLIT EFFECTIVE IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING AND (III) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK ("SERIES A PREFERRED"), SERIES B PREFERRED STOCK ("SERIES B PREFERRED"), AND SERIES C PREFERRED STOCK ("SERIES C PREFERRED"), EACH WITH A PAR VALUE OF $0.01 PER SHARE (COLLECTIVELY, THE "CONVERTIBLE PREFERRED STOCK"), INTO AN AGGREGATE OF 3,134,674 SHARES OF THE COMPANY'S COMMON STOCK, NO PAR VALUE (WHICH PAR VALUE WILL BE REDESIGNATED AS $0.01 PER SHARE IN CONNECTION WITH THIS OFFERING) (THE "COMMON STOCK"), WHICH WILL OCCUR UPON THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. IN THIS PROSPECTUS, WHERE A REFERENCE IS MADE TO A PARTICULAR FISCAL YEAR, IT IS A REFERENCE TO THE COMPANY'S 52-WEEK FISCAL YEAR, WHICH ENDS ON THE SATURDAY CLOSEST TO JUNE 30 OF THAT YEAR, EXCEPT FOR YEARS PRIOR TO FISCAL 1995, ALL OF WHICH ENDED ON JUNE 30.


                                  THE COMPANY


    Factory Card Outlet Corp. is a rapidly growing chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. As of November 15, 1996, the Company operated 122 stores in 14 states, primarily in the Midwest and mid-Atlantic regions of the United States. To maintain the quality and consistency of its retail presentation, the Company operates all of its stores, which comprise the largest chain of company-operated superstores within the party supply and special occasion merchandise category. The Company opened 15, 25 and 32 superstores in fiscal 1994, 1995 and 1996, respectively, and plans to open 30 to 35 superstores in fiscal 1997, including 15 opened through November 15, 1996, and at least 40 superstores in fiscal 1998.



    The Company's superstores provide customers with a value-oriented, "one-stop" shopping destination for party and special occasion merchandise for all major holidays and celebratory events, including birthdays, graduations, weddings, baby showers and other family, religious and special occasions. The Company's superstore prototype ranges in size from 10,000 to 12,000 square feet, with approximately 80% devoted to selling space, and is designed to provide ease of shopping within an attractive, spacious and festive environment. To enhance the look of its superstores and encourage multiple purchases, merchandise is displayed in assortments that emphasize themes and colors associated with holidays, special occasions and other seasonal events. To reinforce its emphasis on providing value, the Company since fiscal 1993 has offered multiple lines of high quality greeting cards, all at the everyday low price of 39 CENTS.



    The United States market for party and special occasion merchandise, comprised of party supplies, greeting cards, gift wrap and related items, has estimated annual retail sales of approximately $8.8 billion. Historically, this market has been served by traditional retail channels such as card shops, mass merchandisers, discount retailers, drugstores and supermarkets, which generally offer a limited selection of party supply and special occasion products. Superstores have become the fastest growing retail format within this category. The Company believes that, through the expansion of its superstore base, it is well-positioned to capture an increasing share of this large and fragmented market and to capitalize on the increasing amount of products available within this industry.



    The key elements of the Company's business strategy are outlined below:


    EXTENSIVE MERCHANDISE OFFERING. The Company believes its everyday and seasonal merchandise offering, which includes approximately 23,000 stock keeping units ("SKUs") at its superstores, provides the solution, in a single destination, for a customer's complete product needs to create, enhance and celebrate special occasions. The Company offers a full line of party supplies in a wide variety of festive and distinctive patterns, colors and styles, including tableware, tablecovers, invitations, party favors, pinatas, banners and other decor items. The Company also offers a broad selection of high quality greeting cards for all occasions, consisting of approximately 4,000 everyday and seasonal titles. The Company carries an extensive selection of gift wrap, including a broad array of gift bags, gift boxes, ribbons, bows and related items in coordinated and complementary displays. In addition, the Company offers many other special occasion items such as balloons, stationery, gifts, novelty items and seasonal products.

    EVERYDAY VALUE PRICING. The Company's strategy of everyday value pricing is designed to provide customers with consistent value on all purchases. The Company typically sells its merchandise at discounts of 20% to 60% off manufacturers' suggested retail prices. In addition, the Company's superstores feature a "power aisle" offering a wide selection of opportunistic buys and manufacturers' seasonal over-runs, all priced at deep discounts and frequently changed to create continued customer interest. To build customer traffic and loyalty, the Company's high quality greeting cards are all sold for 39 CENTS each.

    ATTRACTIVE, SPACIOUS AND FESTIVE SUPERSTORE FORMAT. The Company creates an attractive and festive atmosphere within a spacious "easy to shop" superstore, encouraging browsing and repeat visits by customers. The Company's superstores are designed to provide a comfortable shopping experience, with bright lighting, wide carpeted aisles and fixtures that offer customers easy access to merchandise. The interiors of the Company's superstores are festively decorated with arrays of colorful merchandise to emphasize everyday and seasonal themes. The size of the Company's superstore prototype enables the Company to offer an extensive selection of merchandise and increase store-level efficiencies.

    TARGETED ADVERTISING. In the spring of 1996, the Company broadened its advertising program to include a Company-wide direct mail campaign designed to educate targeted consumers about the breadth and value of the Company's product offerings. The Company intends to support major holiday selling seasons with direct mail marketing and to continue radio advertising in order to complement its direct mail program and increase its name recognition within new and existing markets.


    DEVELOPMENT OF MANAGEMENT TEAM AND INFRASTRUCTURE. The Company has recruited a management team whose members have an average of 21 years of retail experience. The Company believes it benefits from operating its own distribution facilities, which enable it to make opportunistic purchases, import products directly and achieve operating efficiencies. In fiscal 1996, the Company completed installation of a fully integrated retail management software package that automated the areas of finance, merchandising and distribution and successfully tested a point of sale ("POS") system that is expected to be operational in all stores by the end of fiscal 1997.



    The Company has developed a rapid expansion plan designed to build on its position as the largest chain of company-owned superstores in the party supply and special occasion industry. The Company plans to open 30 to 35 superstores in fiscal 1997, including 15 opened through November 15, 1996, and at least 40 superstores in fiscal 1998. The Company plans to focus its expansion in existing and contiguous markets. The Company may also consider acquisitions of other retail chains in the industry.


    The Company's executive offices are located at 745 Birginal Drive, Bensenville, Illinois 60106-1212 and its telephone number is (630) 238-0010. The Company was incorporated in 1989 in Delaware. As used in this Prospectus, the "Company" and "Factory Card" refer to Factory Card Outlet Corp., a Delaware corporation, as well as Factory Card Outlet of America Ltd., an Illinois corporation, the Company's wholly-owned operating subsidiary.

                                  THE OFFERING


Common Stock offered by the Company.....  2,550,000  shares
Common Stock offered by the Selling
  Stockholders..........................    200,000  shares
Common Stock to be outstanding after the
  offering..............................  6,618,394  shares (1)
Use of proceeds.........................  Repayment of debt, opening new superstores and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market
  Symbol................................  FCPY


------------------------


(1) Excludes (i) 1,064,641 shares issuable upon the exercise of outstanding options under the Company's 1989 Stock Option Plan, with a weighted average exercise price of $2.36, (ii) 195,594 shares issuable upon exercise of outstanding warrants, with a nominal exercise price, and (iii) 191,601 shares reserved for future option grants under the Company's 1989 Stock Option Plan. The options under the Company's 1989 Stock Option Plan vest generally on an annual basis over three or four years and must be exercised within ten years from the date of grant. The warrants described above are immediately exercisable. See "Management--Incentive Stock Program--1989 Stock Option Plan."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                                    13 WEEKS ENDED
                                                             FISCAL YEAR                       ------------------------
                                        -----------------------------------------------------   SEPT. 30,    SEPT. 28,
                                          1992       1993       1994       1995       1996        1995         1996
                                        ---------  ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Net sales...........................    $17,330    $24,333    $37,341    $63,174    $94,589     $16,817      $25,032
  Gross profit........................      6,215      9,174     14,114     23,417     35,450       5,792        8,036
  Net store contribution(1)...........      1,965      3,165      4,609      7,922     11,772         995        1,345
  Income (loss) from operations(2)....        716      1,108      1,238      1,101      1,717      (1,808 )     (1,629 )
  Interest expense....................        340        311        497        411      1,529         190          597
  Net income (loss)...................        368        865        449        368         70      (1,238 )     (1,291 )

  Net income (loss) per common and
    common equivalent share...........    $  0.11    $  0.25    $  0.13    $  0.08    $  0.01     $ (0.24 )    $ (0.25 )
  Weighted average common and common
    equivalent shares outstanding.....      3,315      3,408      3,428      4,879      5,101       5,101        5,101
  Supplementary net income (loss) per
    common and common equivalent
    share(3)..........................                                                $  0.14                  $ (0.16 )

OPERATING DATA:
  Number of stores:
    Opened during period..............          5         11         15         25         32          10            5
    Closed/relocated during period....          1          2          0          2          3           0            0
    Open at end of period.............         31         40         55         78        107          88          112
  Average sales per selling square
    foot(4)...........................  $     133  $     130  $     139  $     146  $     133  $       28   $       29
  Comparable store sales
    increase(5).......................       22.2%       9.6%      12.3%      22.2%       6.0%        7.4%        14.1%
  Average sales per store(4)..........   $589,000   $645,000   $734,000   $941,000   $997,000    $204,000     $229,000


                                                                                                    SEPT. 28, 1996
                                                                                               ------------------------
                                                                                                                PRO
                                                                                                 ACTUAL      FORMA(6)
                                                                                               -----------  -----------
BALANCE SHEET DATA:
  Working capital............................................................................   $  30,019    $  37,578
  Total assets...............................................................................      70,570       77,591
  Total debt(7)..............................................................................      18,164          300
  Total stockholders' equity.................................................................      26,033       50,917


------------------------------


(1) Represents gross profit less store operating expenses, which include labor, advertising, depreciation and other store expenses. This computation excludes store preopening and general and administrative expenses.



(2) Income (loss) from operations for the 13 weeks ended September 28, 1996 includes nonrecurring compensation expense of approximately $146,000 related to stock options granted to directors, one of whom is an employee.



(3) Assumes the line of credit, term loan and subordinated debentures have been repaid in full as of the beginning of the period (if the balances of such debt were higher later in the period, then the higher balances were assumed to have been repaid) using proceeds from the sale of shares of Common Stock in this offering.



(4) Includes only stores open during the entire period.



(5) Includes stores open 13 or 14 months after their opening date. If the opening date of a store falls in the first 14 days of a period, it is included in the comparable store calculation in its 13th month of operation; otherwise, a store is included in the comparable store calculation in its 14th month of operation.



(6) Adjusted to reflect the sale by the Company of the 2,550,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



(7) Total debt is defined as total current and long-term debt. See "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    RISKS ASSOCIATED WITH EXPANSION. The Company's ability to increase its net sales and earnings will depend in part on its ability to open new superstores and to operate such superstores on a profitable basis. The Company's continued growth will also depend on its ability to increase sales in its existing stores. The Company opened 32 superstores (and relocated one store and closed two other stores) in fiscal 1996 and presently anticipates opening 30 to 35 superstores (and closing one store) in fiscal 1997 in both existing and new geographic markets. The opening of additional stores in an existing market could result in lower net sales from the Company's existing stores in that market. Opening superstores in new geographic markets may present competitive and merchandising challenges that are different from those currently faced by the Company in its existing geographic markets. The Company may incur higher costs related to advertising and distribution in connection with entering new markets. If the Company opens superstores that do not perform to the Company's expectations or if superstore openings are delayed, the Company's financial condition and results of operations could be materially adversely affected. The success of the Company's planned expansion will be dependent upon many factors, including the identification of suitable markets, the availability and leasing of suitable sites on acceptable terms, the availability of acceptable financing, the hiring, training and retention of qualified management and other store personnel and general economic conditions. In addition, the Company must ensure the continuing adequacy of its existing systems and procedures, including its distribution facilities, store management, financial controls and information systems, which may place significant demands on the Company's management, resources, operations and information systems. There can be no assurance that the Company will be successful in any of these areas, and, as a result, there can be no assurance that the Company will achieve its planned expansion, or that new superstores will be effectively integrated into the Company's existing operations or be profitable. See "Business--Growth Strategy."

    QUARTERLY FLUCTUATIONS. Due to the importance of the spring selling season, which includes Easter, graduation and Mother's Day, and the fall selling season, which includes Halloween, Thanksgiving, Hanukkah, Kwanzaa and Christmas, the second and fourth fiscal quarters have historically contributed, and the Company expects they will continue to contribute, disproportionately to the Company's profitability for the entire fiscal year. As a result, any factors negatively affecting the Company during the second and fourth fiscal quarters of any year, including adverse weather and unfavorable economic conditions, could have a material adverse effect on the Company's financial condition and results of operations for the entire year. The Company's quarterly results of operations also may fluctuate based upon such factors as the timing of certain holiday seasons, the number and timing of new superstore openings, the amount of store preopening expenses, the amount of net sales contributed by new and existing stores, the mix of products sold, the timing and level of markdowns, store closings, refurbishments and relocations, competitive factors and weather and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality."


    DEPENDENCE ON KEY PERSONNEL; NEW MANAGEMENT TEAM; TURNOVER OF STORE MANAGERS. The success of the Company and its growth strategy is dependent upon the active involvement of senior management personnel, particularly William E. Freeman, Chairman of the Board of Directors of the Company, and Charles R. Cumello, the President of the Company. The loss of the services of any of these persons could have a material adverse effect on the Company. The Company maintains key-person life insurance on Mr. Cumello. Many of the individuals in key management positions, including Mr. Cumello, joined the

Company during the past 18 months. Certain members of the management team have been with the Company for six months or less. Accordingly, there can be no assurance that these individuals will function effectively together as a management team, and the failure of these individuals to so function effectively could have a material adverse effect on the Company's results of operations and its financial condition. From May to August 1996, the Company experienced an unusually high rate of turnover of its store managers. A continued high rate of turnover among the Company's store managers could significantly increase the cost of the Company's recruiting and training efforts and may result in a material adverse effect on the Company's results of operations and its financial condition. The Company's success in the future will be dependent upon its ability to attract and retain quality personnel, including store managers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."


    COMPETITION. The party supplies and greeting cards retailing business is highly competitive. The Company currently competes against a diverse group of retailers, ranging from other party supply and greeting card retailers (including Party City Corporation) to designated departments in drug stores, general mass merchandisers, supermarkets and department stores of local, regional and national chains. In addition, a trend toward discounting party supplies and greeting cards is developing and the Company may encounter additional competition from new entrants in the future. Some of the Company's competitors have substantially greater financial resources and experience than the Company. See "Business-- Competition."

    RISKS ASSOCIATED WITH ACQUISITIONS. The Company will consider strategic acquisitions of other retail chains in the party supply and special occasion industry. The Company has no experience in acquiring other businesses and there can be no assurance that suitable acquisition candidates will be identified, that acquisitions can be consummated or that new stores acquired through such acquisitions can be operated profitably or integrated successfully into the Company's operations. Further, growth through acquisition entails certain risks in that the acquired stores could be subject to unanticipated business uncertainties or legal liabilities. The Company intends to minimize these risks through an appropriate due diligence process. Nevertheless, there can be no assurance that such liabilities will not have a material adverse effect on the Company.

    RISKS ASSOCIATED WITH MERCHANDISING. The Company's success depends, in part, on its ability to anticipate and respond, in a timely manner, to changing merchandise trends and consumer demands. Accordingly, any delay or failure by the Company in identifying and responding to emerging trends could adversely affect consumer acceptance of the merchandise in the Company's stores. In addition, the Company makes decisions regarding merchandise well in advance of each of the seasons in which such merchandise will be sold. Significant deviations from projected demand for products could have a material adverse effect on the Company's financial condition and results of operations, either from lost sales due to insufficient inventory or lost margin due to the need to mark down excess inventory. See "Business-- Merchandising."


    RISKS ASSOCIATED WITH PRODUCT SOURCING. The Company purchases its merchandise from more than 300 suppliers. No supplier represents more than 14% of the Company's purchases and ten suppliers account for approximately 46% of the Company's purchases. The Company purchases its greeting cards from approximately ten publishers, all but one of which are located in the United States. The Company recently entered into a supply agreement (the "Fine Art Agreement") expiring on December 1, 1998 (with automatic one-year renewals unless the parties are unable to agree on price or certain other terms) with Fine Art Developments, p.l.c., a publicly-owned United Kingdom company and a stockholder of the Company ("Fine Art"). The Fine Art Agreement requires that the Company purchase a minimum of 42% of its greeting card purchases from Fine Art each year. During fiscal 1995 and 1996, the Company purchased 64% and 52%, respectively, of its aggregate greeting card purchases from Fine Art. The Company's future success is dependent upon its ability to maintain good relationships with its principal suppliers, including Fine Art. There can be no assurance that the Company will in the future be able to negotiate successfully extensions of the Fine Art Agreement or maintain good relationships with its other suppliers. The failure by the Company to extend the term of the Fine Art Agreement beyond December 1, 1998 or maintain good relationships with its other principal suppliers could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Product Sourcing and Distribution."



    MANAGEMENT INFORMATION SYSTEMS. In late fiscal 1996, the Company completed the testing phase and began the implementation of its POS system. Each store operating on the Company's POS system transmits daily SKU level sales to the corporate office. Management believes that the POS system will result in improvements in central office operations, particulary in the areas of merchandise planning and automated replenishment, inventory control and performance measurement. The POS system was implemented in 20 stores as of November 15, 1996, and is anticipated to be operational in all of the Company's stores by the end of fiscal 1997. The implementation of the POS system is dependent on various factors, including acceptance by store personnel and technological contingencies, and there can be no assurance that the POS system will be implemented effectively on a Company-wide basis by the end of fiscal 1997, if at all. The failure to complete, or delays or problems in completing, the implementation of the POS system could have a material adverse effect on the Company's financial condition and results of operations. See "Business--The Company--Development of Management Team and Infrastructure" and "Business-- Management Information Systems."



    CONSOLIDATION AND EXPANSION OF DISTRIBUTION FACILITIES. The Company has determined that larger distribution facilities will be required by the end of fiscal 1998 in order to serve efficiently all of its superstores planned to be in operation at that time. Consequently, the Company has entered into a lease for a new and larger distribution center near its current Bensenville, Illinois location, into which the Company plans to consolidate its two existing distribution facilities by April 1998. Upon completion of such proposed consolidation and relocation, the Company's distribution functions for all of its existing and currently proposed new stores will be handled from a single location. There can be no assurance that the Company will be able to integrate successfully a new distribution center into the Company's operations. The failure to do so, or any significant delays in the consolidation and relocation of the Company's distribution facilities, or interruption in the operation of the new facility during or after consolidation, would have a material adverse effect on the Company's financial condition and results of operations. See "Business--Product Sourcing and Distribution" and "Business--Properties."



    INVENTORY SHRINKAGE. The Company experienced a high level of inventory shrinkage in fiscal 1995 (6.9% at retail value compared to 1.7% at retail value in fiscal 1994), resulting from a lack of consistent store-level compliance with price markdown and receiving procedures at certain stores, and the lack of a loss prevention department. The Company implemented measures to address this problem and inventory shrinkage in fiscal 1996 returned to historic levels. However, there can be no assurance that the Company will not experience higher shrinkage in the future, which would have a corresponding material adverse effect on the Company's financial condition and results of operations. In addition, in accordance with generally accepted accounting principles, quarterly results are based on an accrual for estimated shrinkage and, therefore, fourth quarter results may be subject to adjustment based on actual physical inventories. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    FUTURE CAPITAL NEEDS. The Company currently intends to finance new superstores with cash from operations, borrowings under its Line of Credit (see "Use of Proceeds" for the definition of "Line of Credit") and the net proceeds of this offering. The Company plans to open 30 to 35 superstores in fiscal 1997, including 15 opened through November 15, 1996, and at least 40 superstores in fiscal 1998. The Company expects that the average cash investment required to open one of the Company's prototype superstores will be approximately $413,000. There can be no assurance that the actual cost of opening the Company's prototype superstores will not be significantly greater than that expected by the Company. The

Company may be required to seek additional debt and/or equity financing in order to fund its continued expansion, which may include acquisitions. There can be no assurance that such additional financing will be available on terms acceptable to the Company, if at all. In addition, the Company's ability to incur additional indebtedness or issue equity or debt securities could be limited by covenants in present and future loan agreements and debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    GOVERNMENT REGULATION. Each of the Company's stores must comply with regulations adopted by federal agencies and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors, and difficulties or failures in obtaining the required licenses or approvals, can delay and sometimes prevent, the opening of a new store. In addition, the Company must comply with the federal Fair Labor Standards Act of 1938, as amended (the "Fair Labor Standards Act") and various state laws governing various matters such as the minimum wage, overtime and other working conditions. The Company also must comply with the federal Americans with Disabilities Act of 1990, as amended (the "ADA"), which generally requires that employers provide reasonable accommodation for employees with disabilities and that stores be accessible to customers with disabilities. Material increases in the cost of compliance with any applicable law or regulation and similar matters could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Government Regulation."

    CONTROL BY CERTAIN EXISTING STOCKHOLDERS. Upon completion of the offering, the Company's current stockholders will own or have the right to vote and control the disposition of approximately 58.5% of the Company's outstanding shares of Common Stock. As a result, those stockholders, if acting together, will have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of the vote of other stockholders of the Company. See "Principal and Selling Stockholders."

    NO PRIOR PUBLIC TRADING MARKET; VOLATILITY. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. The initial public offering price may not necessarily be indicative of the market price of the Common Stock after the offering, which may be highly volatile. Factors including, without limitation, announcements of fluctuations in the Company's or its competitors' operating results, and market conditions for retail industry stocks in general, could have a significant impact on the future price of the Common Stock. See "Underwriting."

    DILUTION. Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price as compared to the increase in net tangible book value per share that will accrue to existing stockholders of the Company. See "Dilution."


    EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER
MATTERS. Certain provisions of the Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and the Amended and Restated By-Laws (the "By-Laws") of the Company, as well as Delaware corporate law, may delay, defer or prevent a tender offer or takeover attempt that a stockholder of the Company might consider in the best interest of such stockholder, including an attempt that might result in the receipt of a premium over the then-current market price for the Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock, par value $0.01 per share (the "Preferred Stock"), of which 10.0 million shares have been authorized, having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect corporate actions. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which under certain circumstances can make it more difficult for a third party to gain control of the Company without the approval of the Board of Directors. See "Description of Capital Stock."


    SHARES ELIGIBLE FOR FUTURE SALE. The Company and each of its directors, executive officers and consultants and all of its existing stockholders have agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), without the prior written consent of Alex. Brown & Sons Incorporated. Holders of warrants and options to purchase an aggregate of 838,154 shares of Common Stock have also agreed to enter into a similar arrangement. Following this offering, the Company will have outstanding 6,618,394 shares of Common Stock. Of such shares, the 2,750,000 shares of Common Stock offered hereby will be freely tradable by persons who are not affiliates of the Company and 3,868,394 shares of Common Stock will be subject to 180-day lock-up agreements with the Underwriters. Following the expiration of the Lock-Up Period, such 3,868,394 shares may be sold pursuant to a registration statement or an exemption from registration, including under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company, its stockholders and holders of warrants to purchase Common Stock (the "Registration Rights Holders") have entered into registration rights agreements under which each of the Registration Rights Holders has certain rights to have the shares of Common Stock owned by such Registration Rights Holder (or the shares of Common Stock into which such warrant is exercisable, as the case may be) registered by the Company under the Securities Act in order to permit the public sale of such shares. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales could occur, could have a material adverse effect on the price of the Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,550,000 shares of Common Stock offered hereby by the Company are estimated to be $25.3 million, assuming an initial public offering price of $11.00 per share, after deduction of the underwriting discounts and commissions and estimated expenses payable by the Company. The Company intends to use approximately $18.2 million of the net proceeds from this offering to repay approximately $10.2 million of outstanding indebtedness under the Business Loan Agreement between the Company and Bank One, Chicago, NA ("Bank One"), dated as of November 1, 1996 (the "Business Loan Agreement"), and $8.0 million outstanding under its secured subordinated debentures (collectively the "Subordinated Debentures"). The balance of the net proceeds of this offering will be used for the Company's expansion program, including opening new superstores, for working capital requirements and for other general corporate purposes. Pending such use by the Company, the net proceeds of this offering will be invested in short-term investment grade, interest bearing instruments. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.



    The Business Loan Agreement provides for a term loan (the "Term Loan") in the principal amount of up to $1.5 million and a revolving line of credit (the "Line of Credit") not to exceed the lesser of $25.0 million or 50% of merchandise inventories. The Term Loan, which matures on June 30, 1998, bears interest at the rate of 8.08% per annum. The Line of Credit, which expires on October 1, 1998, bears interest at Bank One's prime rate or, at the Company's option, 2.75% over the London Interbank Offered Rate ("LIBOR"). The Subordinated Debentures may be prepaid at any time, with $4.0 million maturing in November 2000, $1.0 million maturing in June 2001 and $3.0 million maturing in July 2001. The Subordinated Debentures bear interest at the rate of 12.5% per annum, $7.0 million of which has interest that is currently payable at a rate of 7.5%, with the remaining 5.0% interest accruing until February 1, 1997 and May 1, 1997, on $3.0 million and $4.0 million, respectively.


                                DIVIDEND POLICY


    The Company has never paid cash dividends on its capital stock and does not intend to pay cash dividends for the foreseeable future. The Company expects that earnings will be retained for the continued growth and development of the Company's business. In addition, the Business Loan Agreement restricts the ability of the Company to pay cash dividends on its capital stock.

                                 CAPITALIZATION


    The following table sets forth, as of September 28, 1996, (i) the pro forma capitalization of the Company to reflect the conversion of the Convertible Preferred Stock and (ii) the pro forma capitalization of the Company further adjusted to reflect the sale of 2,550,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and the application of the net proceeds therefrom.


                                                                                          SEPTEMBER 28, 1996
                                                                                       ------------------------
                                                                                                     PRO FORMA
                                                                                        PRO FORMA   AS ADJUSTED
                                                                                       -----------  -----------

                                                                                            (IN THOUSANDS)
Current debt.........................................................................   $     702    $     133
                                                                                       -----------  -----------
                                                                                       -----------  -----------

Long-term debt, less current portion:
  Line of credit.....................................................................       9,200           --
  Subordinated debt, net of discount.................................................       7,567           --
  Term loan..........................................................................         477           --
  Capital lease obligation and notes payable.........................................         218          167
                                                                                       -----------  -----------
    Total long-term debt, less current portion.......................................      17,462          167
                                                                                       -----------  -----------

Stockholders' equity:
  Preferred Stock, par value $0.01 per share, 10,000,000 shares authorized; no shares issued and outstanding...........................................................
  Common Stock, par value $0.01 per share(1), 50,000,000 shares authorized; 4,068,394 shares issued and outstanding pro forma; 6,618,394 shares issued and outstanding
    pro forma as adjusted............................................................          41           66
  Additional paid-in capital.........................................................      27,666       52,928
  Accumulated deficit................................................................      (1,674)      (2,077)(2)
                                                                                       -----------  -----------
    Total stockholders' equity.......................................................      26,033       50,917
                                                                                       -----------  -----------
      Total capitalization...........................................................   $  43,495    $  51,084
                                                                                       -----------  -----------
                                                                                       -----------  -----------


------------------------


(1) Assumes redesignation of the Common Stock from no par value per share to $0.01 par value per share in connection with this offering.



(2) Includes $403,087 (net of income taxes) for the write-off of deferred financing costs and unamortized discounts related to the Subordinated Debentures.

                                    DILUTION


    The net tangible book value of the Company's Common Stock as of September 28, 1996 was $26,033,000 or approximately $6.40 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 4,068,394 shares of Common Stock outstanding as of the date of this Prospectus.



    Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of 2,550,000 shares of Common Stock in this offering at an assumed offering price of $11.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of September 28, 1996 would have been $50,917,000 or $7.69 per share. This represents an immediate increase in net tangible book value of $1.29 per share to existing stockholders and an immediate dilution in net tangible book value of $3.31 per share to purchasers of Common Stock in this offering, as illustrated in the following table:



Assumed initial public offering price per share.........................................  $   11.00
  Net tangible book value per share at September 28, 1996, as adjusted.......  $    6.40
  Increase per share attributable to new investors...........................       1.29
Pro forma net tangible book value per share after the offering..........................       7.69
                                                                                          ---------
Dilution per share to new investors.....................................................  $    3.31
                                                                                          ---------
                                                                                          ---------



    The following table sets forth as of September 28, 1996 the difference between the existing stockholders and the purchasers of shares of Common Stock in this offering (at an assumed offering price of $11.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:



                                                           SHARES OWNED           TOTAL CONSIDERATION
                                                      -----------------------  --------------------------  AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                                      ----------  -----------  -------------  -----------  -------------
Existing stockholders...............................   4,068,394        61.5%  $  26,631,349        48.7%    $    6.55
New investors.......................................   2,550,000        38.5      28,050,000        51.3         11.00
                                                      ----------       -----   -------------       -----
    Total...........................................   6,618,394       100.0%  $  54,681,349       100.0%
                                                      ----------       -----   -------------       -----
                                                      ----------       -----   -------------       -----



    The foregoing assumes no exercise of the Underwriters' over-allotment option or stock options or warrants outstanding as of September 28, 1996. As of September 28, 1996, there were 1,064,641 shares of Common Stock issuable upon exercise of outstanding stock options under the Company's 1989 Stock Option Plan at a weighted average exercise price of $2.36 per share and 195,594 shares issuable upon the exercise of outstanding warrants, at a nominal exercise price. If all of the shares available for issuance upon exercise of outstanding options and warrants were issued at September 28, 1996, dilution per share to new investors would have been $4.22 per share. See "Management--Incentive Stock Program" and Note (7) to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


    The selected consolidated financial and operating data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended June 29, 1996 are derived from consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of July 1, 1995 and June 29, 1996, and for each of the years in the three-year period ended June 29, 1996, and the report thereon, are included elsewhere in this Prospectus. The consolidated financial data for the 13 week periods ended September 30, 1995 and September 28, 1996 are derived from unaudited consolidated financial statements of the Company and reflect all adjustments that the Company considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                     FISCAL YEAR
                                                        ---------------------------------------------------------------------
                                                            1992          1993          1994          1995          1996
                                                        ------------  ------------  ------------  ------------  -------------
STATEMENT OF OPERATIONS DATA:
  Net sales...........................................       $17,330       $24,333       $37,341       $63,174        $94,589
    Cost of sales and occupancy.......................        11,115        15,159        23,227        39,757         59,139
                                                        ------------  ------------  ------------  ------------  -------------
  Gross profit........................................         6,215         9,174        14,114        23,417         35,450
  Selling, general and administrative expenses........         5,499         8,066        12,876        22,316         33,733
                                                        ------------  ------------  ------------  ------------  -------------
    Income (loss) from operations.....................           716         1,108         1,238         1,101          1,717
  Interest expense....................................           340           311           497           411          1,529
                                                        ------------  ------------  ------------  ------------  -------------
    Income (loss) before taxes........................           376           797           741           690            188
  Income tax (benefit)................................             8           (68)          292           322            118
                                                        ------------  ------------  ------------  ------------  -------------
    Net income (loss).................................        $  368        $  865        $  449        $  368         $   70
                                                        ------------  ------------  ------------  ------------  -------------
                                                        ------------  ------------  ------------  ------------  -------------
  Net income (loss) per common
    and common equivalent share.......................       $  0.11       $  0.25       $  0.13       $  0.08        $  0.01
                                                        ------------  ------------  ------------  ------------  -------------
                                                        ------------  ------------  ------------  ------------  -------------
  Weighted average common and common equivalent shares
    outstanding.......................................         3,315         3,408         3,428         4,879          5,101
                                                        ------------  ------------  ------------  ------------  -------------
                                                        ------------  ------------  ------------  ------------  -------------
  Supplementary net income (loss) per common and
    common equivalent share(2)........................                                                                  $0.14
                                                                                                                -------------
                                                                                                                -------------
OPERATING DATA:
  Number of stores:
    Opened during period..............................             5            11            15            25             32
    Closed/relocated during period....................             1             2             0             2              3
    Open at end of period.............................            31            40            55            78            107
  Average sales per selling square foot(3)............  $        133  $        130  $        139  $        146  $         133
  Comparable store sales increase(4)..................          22.2%          9.6%         12.3%         22.2%           6.0%
  Net store contribution(5)...........................  $  1,965,000  $  3,165,000  $  4,609,000  $  7,922,000  $  11,772,000
  Average sales per store(3)..........................  $    589,000  $    645,000  $    734,000  $    941,000  $     997,000

BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.....................................  $      2,399  $      2,479  $      6,704  $     15,625  $      23,605
  Total assets........................................         9,239        15,029        21,888        36,801         59,080
  Total debt(6).......................................         3,145         3,587         7,251         7,161         19,326
  Total stockholders' equity..........................         2,942         3,807         4,257        16,640         17,124

                                                              13 WEEKS ENDED
                                                        ---------------------------
                                                        SEPT. 30,      SEPT. 28,
                                                           1995          1996
                                                        ----------  ---------------
STATEMENT OF OPERATIONS DATA:
  Net sales...........................................     $16,817          $25,032
    Cost of sales and occupancy.......................      11,025           16,996
                                                        ----------  ---------------
  Gross profit........................................       5,792            8,036
  Selling, general and administrative expenses........       7,600            9,665(1)
                                                        ----------  ---------------
    Income (loss) from operations.....................      (1,808)         (1,629)
  Interest expense....................................         190              597
                                                        ----------  ---------------
    Income (loss) before taxes........................      (1,998)         (2,226)
  Income tax (benefit)................................        (760)           (935)
                                                        ----------  ---------------
    Net income (loss).................................     $(1,238)        $(1,291)
                                                        ----------  ---------------
                                                        ----------  ---------------
  Net income (loss) per common
    and common equivalent share.......................     $ (0.24)        $ (0.25)
                                                        ----------  ---------------
                                                        ----------  ---------------
  Weighted average common and common equivalent shares
    outstanding.......................................       5,101            5,101
                                                        ----------  ---------------
                                                        ----------  ---------------
  Supplementary net income (loss) per common and
    common equivalent share(2)........................                      $(0.16)
                                                                    ---------------
                                                                    ---------------
OPERATING DATA:
  Number of stores:
    Opened during period..............................          10                5
    Closed/relocated during period....................           0                0
    Open at end of period.............................          88              112
  Average sales per selling square foot(3)............  $       28  $            29
  Comparable store sales increase(4)..................         7.4%            14.1%
  Net store contribution(5)...........................  $  995,000  $     1,345,000
  Average sales per store(3)..........................  $  204,000  $       229,000
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.....................................  $   16,203  $        30,019
  Total assets........................................      44,431           70,570
  Total debt(6).......................................      10,334           18,164
  Total stockholders' equity..........................      15,402           26,033


------------------------


(1) Selling, general and administrative expenses for the 13 weeks ended September 28, 1996 includes nonrecurring compensation expense of approximately $146,000 related to stock options granted to directors, one of whom is an employee.



(2) Assumes the line of credit, term loan and subordinated debentures have been repaid in full as of the beginning of the period (if the balances of such debt were higher later in the period, then the higher balances were assumed to have been repaid) using proceeds from the sale of shares of Common Stock in this offering.



(3) Includes only stores open during the entire period.



(4) Includes stores open 13 or 14 months after their opening date. If the opening date of a store falls in the first 14 days of a period, then it will be included in the comparable store calculation in its 13th month of operation; otherwise, a store is included in the comparable store calculation in its 14th month of operation.



(5) Represents gross profit less store operating expenses, which include labor, advertising, depreciation and other store expenses. This computation excludes store preopening and general and administrative expenses.



(6) Total debt is defined as total current and long-term debt. See "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE REFERRED TO IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Factory Card is a rapidly growing chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. The Company's first store was opened in 1985 in the Chicago area by its prior owner, Viking Enterprises, Inc. ("Viking"), as a showroom for greeting cards produced by Viking's subsidiary, Gallant Greetings Corporation ("Gallant"). Mr. J. Bayard Kelly, a current Director of the Company and President of the Company's operating subsidiary until September 1995, served as President of Gallant until 1989, when the Company's current Chairman of the Board of Directors, Mr. William
E. Freeman, formed and led an investor group in the acquisition of the Company from Viking. The Company, under Mr. Kelly's direction, had grown by 1989 to a chain of ten stores in the greater Chicago area offering a broad assortment of greeting cards at 50% off manufacturers' suggested retail prices, as well as a limited selection of party supplies, gift wrap and other special occasion products at discounted prices, in stores averaging approximately 5,000 square feet. While serving as the President of the Company from 1989 to 1994, and later as its Chief Executive Officer from 1994 to September 1996, Mr. Freeman, along with Mr. Kelly, led the Company through a strategic phase of its development.


    Between fiscal years 1990 and 1993, the Company increased its store prototype to 6,000 to 8,000 square feet, began to broaden its merchandise offering to include a wider selection of party supplies, gift wrap and other special occasion products and implemented its current 39 CENTS everyday price for all greeting cards. During fiscal 1994, the Company began to implement a strategic plan to build upon its position as the largest chain of company-owned superstores in the industry. The key components of the plan included: (i) the recruitment of a team of senior retail executives to effect a management transition from the Company's founder; (ii) the enlargement of its merchandise offering to include a wider selection of party supplies, gift wrap and other special occasion products; (iii) the expansion of the size of the Company's superstore prototype to 10,000 to 12,000 square feet; and (iv) the development of systems and infrastructure to support the Company's growth strategy.


    In April 1995, the Company hired as its President Mr. Charles R. Cumello, a senior retail executive with over 26 years of experience and the Chief Executive Officer of Waldenbooks since 1991. Since that time, Mr. Cumello has led the recruitment of key senior management personnel in the areas of merchandising, store operations, marketing, finance, real estate, distribution, human resources and loss prevention, many of whom have experience in rapidly growing retail companies. Since his hiring, Mr. Cumello has also led an expansion of the Company's merchandise offering and significant enhancements to the Company's systems and corporate infrastructure.



    In fiscal 1996, the Company completed installation of a fully integrated retail management software package which automated the areas of finance, merchandising and distribution. The Company is currently implementing a POS system which was successfully tested in late fiscal 1996 and is expected to be implemented in all stores by the end of fiscal 1997. The Company has entered into a lease for an approximately 440,000 square foot distribution center and home office facility, which the Company expects to occupy by April 1998. This new facility will allow the Company to consolidate its two existing distribution centers into a single, larger facility, which will substantially increase the Company's distribution capacity and result in greater operating efficiencies. See "Business--Product Sourcing and Distribution" and "Business--Properties."

    The Company increased the number of superstores opened in each of the last three fiscal years and plans to open 30 to 35 superstores in fiscal 1997, including 15 opened through November 15, 1996, and at least 40 superstores in fiscal 1998. The Company has 13 signed store leases and has capital leases related to POS equipment for future store openings as of November 15, 1996. The Company will focus its expansion on the opening of prototype superstores. The Company intends to continue its strategy of opening Company-owned superstores and does not anticipate opening any franchised units.



    Since fiscal 1993, the Company has experienced declining net income. In fiscal 1994, 1995 and 1996, general and administrative expenses increased related to the hiring of management personnel and to enhancements to corporate infrastructure and systems. Due to the new store expansion strategy, aggregate new store preopening costs also increased each year, although such costs on a per-store basis declined from fiscal 1995 to fiscal 1996. In fiscal 1995, the Company experienced a high level of inventory shrinkage compared to prior years, resulting from a lack of consistent store-level compliance with price markdown and receiving procedures at certain stores, and the lack of a loss prevention department. During fiscal 1996, inventory shrinkage returned to near historical levels as store compliance with markdown procedures improved and a loss prevention department was established. Finally, interest expense increased in fiscal 1996 in connection with the incurrence of debt to fund new superstores. The Company's objective is to increase operating leverage through the continued expansion and maturation of its superstore base (62 superstores were less than two years old as of November 15, 1996).



    The Company's 46 superstores open for all of fiscal 1996 averaged net sales of $1,082,000 and store-level contribution (before pre-opening expenses, depreciation and amortization and allocated corporate overhead and interest, but including advertising) of $151,000, or 14.0% of net sales. The Company expects that its new superstores will require a cash investment of approximately $413,000, including $63,000 in preopening expenses (consisting of $38,000 primarily for labor and $25,000 for preopening advertising expenses), $175,000 in leasehold improvements and equipment (including implementation of the POS system) and $175,000 in inventory net of payables.



    The Company intends to use approximately $8.0 million of net proceeds from this offering to repay the Subordinated Debentures. In connection with such repayment, deferred financing costs and discounts related to the Subordinated Debentures will be written off, resulting in an expected extraordinary charge to net income of approximately $313,000 in the second fiscal quarter of fiscal 1997.


RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statement of operations data expressed as a percentage of net sales and the number of stores open at the end of each such period:


                                                                                  FISCAL YEAR                 13 WEEKS ENDED
                                                                        -------------------------------  ------------------------
                                                                                                          SEPT. 30,    SEPT. 28,
                                                                          1994       1995       1996        1995         1996
                                                                        ---------  ---------  ---------  -----------  -----------
Net sales.............................................................      100.0%     100.0%     100.0%      100.0%       100.0%
Cost of sales and occupancy...........................................       62.2       62.9       62.5        65.6         67.9
                                                                        ---------  ---------  ---------       -----        -----
  Gross profit........................................................       37.8       37.1       37.5        34.4         32.1
Selling, general and administrative expenses..........................       34.5       35.3       35.7        45.2         38.6
                                                                        ---------  ---------  ---------       -----        -----
  Income (loss) from operations.......................................        3.3        1.8        1.8       (10.8)        (6.5)
Interest expense......................................................        1.3        0.7        1.6         1.1          2.4
                                                                        ---------  ---------  ---------       -----        -----
  Income (loss) before taxes..........................................        2.0        1.1        0.2       (11.9)        (8.9)
Income tax (benefit)..................................................        0.8        0.6        0.1        (4.5)        (3.7)
                                                                        ---------  ---------  ---------       -----        -----
  Net income (loss)...................................................        1.2%       0.5%       0.1%       (7.4)%       (5.2 )%
                                                                        ---------  ---------  ---------       -----        -----
                                                                        ---------  ---------  ---------       -----        -----
Number of stores open at end of period................................         55         78        107          88          112

THIRTEEN WEEKS ENDED SEPTEMBER 28, 1996 COMPARED TO THIRTEEN WEEKS ENDED
  SEPTEMBER 30, 1995



    NET SALES. Net sales increased $8.2 million, or 48.8%, to $25.0 million for the 13-week period ended September 28, 1996 from $16.8 million for the 13-week period ended September 30, 1995. The increase resulted from (i) net sales of approximately $547,000 from five new stores opened during the 13-week period,
(ii) net sales of $5.5 million from stores opened prior to fiscal 1997 not included in the comparable store base and (iii) a comparable store sales increase of $2.2 million, or 14.1%. The Company includes stores opened 13 or 14 months after their opening date in the calculation of comparable sales. If the opening date of a store falls in the first 14 days of a period, the store is included in the comparable store calculation on its 13th month of operation; otherwise, a store is included in the comparable store calculation in its 14th month of operation.



    GROSS PROFIT. Cost of sales and occupancy includes merchandise, store occupancy, purchasing and distribution costs. Gross profit increased $2.2 million, or 37.9%, to $8.0 million for the 13-week period ended September 28, 1996 from $5.8 million for the 13-week period ended September 30, 1995, primarily as a result of operating 24 more stores. As a percentage of net sales, gross profit was 32.1% for the 13-week period ended September 28, 1996 compared to 34.4% for the same period in the prior year. Gross profit as a percentage of net sales decreased resulting from a reduction in inventory overhead costs that were capitalized (115 basis points) and a higher shrinkage allowance (82 basis points at cost) compared to actual fiscal 1996 results. The 1997 shrinkage allowance approximates the average shrinkage results experienced by the Company over the last three years. In addition, gross profit as a percentage of net sales decreased as a result of higher distribution costs (52 basis points) resulting from the operation of a second distribution facility for the entire 13-week period ended September 28, 1996, compared to approximately six weeks during the same period last year.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include labor, advertising, depreciation and other store operating and corporate administrative expenses. Selling, general and administrative expenses increased $2.1 million, or 27.2%, to 9.7 million for the 13-week period ended September 28, 1996 from $7.6 million for the 13-week period ended September 30, 1995. Approximately $1.4 million of this increase resulted from the operation of 24 additional new superstores. The remainder of the increase in selling, general and administrative expenses resulted from higher salaries and benefits for additional corporate management and administrative personnel, including approximately $146,000 from nonrecurring compensation expense. Compensation expense of approximately $15,000 will be recognized each quarter until certain options granted under the 1989 Stock Option Plan fully vest in August 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 38.6% in the 13-weeks ended September 28, 1996 from 45.2% in the 13 weeks ended September 30, 1995, primarily due to the leveraging of store and other general and administrative expenses against the increase in comparable store sales.



    INTEREST EXPENSE. Interest expense was approximately $597,000 in the 13 weeks ended September 28, 1996 compared to approximately $190,000 in the first 13 weeks ended September 30, 1995. This increase resulted from increased borrowings related to the opening of new superstores.



    INCOME TAX BENEFIT. The income tax benefit recognized for the 13-week period ended September 28, 1996 was approximately $175,000 higher than the benefit recognized during the 13-week period ended September 30, 1995 due to a higher net loss for the period and a higher effective tax rate estimated at 42% for the 1997 fiscal year.


FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995


    NET SALES. Net sales increased $31.4 million, or 49.7%, to $94.6 million in fiscal 1996 from $63.2 million in fiscal 1995. The increase resulted from (i) net sales of $18.1 million from 32 new stores opened during the year, (ii) net sales of $9.9 million from stores opened prior to fiscal 1996 not included in the comparable store base, and (iii) a comparable store sales increase of $3.4 million, or 6.0%. Fiscal 1996 was the first year since fiscal 1993 that the Company did not achieve double-digit comparable store sales growth. This resulted from lower inventory levels in stores during much of the first nine months of the fiscal year due to management transitions in the merchandising area and late receipt of merchandise related to the Company's expansion of its product offering during the third quarter.



    GROSS PROFIT. Gross profit increased $12.0 million, or 51.3%, to $35.4 million in fiscal 1996 from $23.4 million in fiscal 1995. As a percentage of net sales, gross profit was 37.5% in fiscal 1996 compared to 37.1% in fiscal 1995. Gross profit as a percentage of net sales increased due to higher inventory overhead costs that were capitalized (76 basis points) and due to a decrease to near historical levels of inventory shrinkage in fiscal 1996 compared with fiscal 1995 (230 basis points at cost). Partially offsetting these improvements were increases in distribution costs (164 basis points) associated with serving new market areas and operating a second distribution facility for most of fiscal 1996. In addition, store occupancy costs increased (82 basis points) as the rate of new store openings increased.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $11.4 million, or 51.2%, to $33.7 million in fiscal 1996 from $22.3 million in fiscal 1995. Approximately $8.4 million of this increase resulted from the opening and operation of 32 new superstores in fiscal 1996. The remaining increase resulted primarily from (i) $1.8 million to develop the current management team (including recruitment, relocation, partial year salaries and benefits, and other associated expenses) and (ii) approximately $878,000 for systems improvements to support the Company's continued expansion strategy (including consulting fees related to systems, distribution, and improvements in store backroom operations, and increases in depreciation related to systems). As a percentage of net sales, selling, general and administrative expenses increased to 35.7% in fiscal 1996 from 35.3% in fiscal 1995.



    INTEREST EXPENSE. Interest expense was $1.5 million in fiscal 1996 compared to approximately $412,000 in fiscal 1995. This increase resulted from increased borrowings related to the opening of new superstores.



    PROVISION FOR INCOME TAXES. The Company's effective tax rate in fiscal 1996 was 62.7% compared to 46.7% in fiscal 1995, resulting from increases in nondeductible expenses relative to taxable income.


FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994


    NET SALES. Net sales increased $25.8 million, or 69.2%, to $63.2 million in fiscal 1995 from $37.3 million in fiscal 1994. The increase resulted from (i) net sales of $12.7 million from 25 new superstores opened during the year, (ii) net sales of $5.0 million from stores opened prior to fiscal 1995 not included in the comparable store base, and (iii) a comparable store sales increase of $8.1 million, or 22.2%. The increase in comparable store sales related primarily to the Company's expansion of its product offering in fiscal 1995.



    GROSS PROFIT. Gross profit increased $9.3 million, or 66.0%, to $23.4 million in fiscal 1995 from $14.1 million in fiscal 1994. As a percentage of net sales, gross profit was 37.1% in fiscal 1995 compared to 37.8% in fiscal 1994. Gross profit decreased as a percentage of net sales, primarily due to higher inventory shrinkage experienced in fiscal 1995 compared to fiscal 1994. This increase in inventory shrinkage (230 basis points at cost) resulted from a lack of consistent store-level compliance with price markdown and receiving procedures at certain stores, and the lack of a loss prevention department during fiscal 1995. Partially offsetting this increase in inventory shrinkage was a decrease in store occupancy costs (140 basis points), resulting from more new store openings during the first half of fiscal 1994 compared to the first half of fiscal 1995 and the leveraging of occupancy costs against higher comparable store sales increases during fiscal 1995 compared to fiscal 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $9.4 million, or 72.9%, to $22.3 million in fiscal 1995 from $12.9 million in fiscal 1994. Approximately $7.2 million of this increase resulted from the opening and operation of 25 new superstores. The remaining $2.2 million resulted from $1.0 million associated with the hiring of regional management and new store development staff and approximately $926,000 in new administrative positions, increases in depreciation for new systems and consulting fees. As a percentage of net sales, selling, general and administrative expenses increased to 35.3% in fiscal 1995 from 34.5% in fiscal 1994.



    INTEREST EXPENSE. Interest expense was approximately $412,000 in fiscal 1995 compared to approximately $497,000 in fiscal 1994. This decrease resulted from a decrease in borrowings primarily as a result of proceeds received from the issuance of the Series B Preferred on July 15, 1994.



    PROVISION FOR INCOME TAXES. The Company's effective tax rate in fiscal 1995 was 46.7% compared to 39.4% in fiscal 1994, resulting from increases in nondeductible expenses relative to taxable income.

QUARTERLY RESULTS AND SEASONALITY


    The following table sets forth the Company's unaudited quarterly operating results for its nine most recent quarterly periods.


                                                                           THREE FISCAL MONTHS ENDED
                                                             -----------------------------------------------------
                                                             SEPT. 30,  DEC. 30,   MAR. 30,   JUNE 29,   SEPT. 28
                                                               1995       1995       1996       1996       1996
                                                             ---------  ---------  ---------  ---------  ---------

                                                                            (DOLLARS IN THOUSANDS)
Net sales..................................................  $  16,817  $  25,109  $  21,707  $  30,956  $  25,032
Cost of sales and occupancy................................     11,025     15,599     13,988     18,527     16,996
                                                             ---------  ---------  ---------  ---------  ---------
  Gross profit.............................................      5,792      9,510      7,719     12,429      8,036
Selling, general and administrative expenses...............      7,600      8,774      7,972      9,387      9,665
                                                             ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations............................     (1,808)       736       (253)     3,042     (1,629)
Interest expense...........................................        190        300        480        559        597
                                                             ---------  ---------  ---------  ---------  ---------
  Income (loss) before taxes...............................     (1,998)       436       (733)     2,483     (2,226)
Income tax (benefit).......................................       (760)       180       (272)       970       (935)
                                                             ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................................  $  (1,238) $     256  $    (461) $   1,513  $  (1,291)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Stores open at end of period...............................         88        100        104        107        112


                                                                    THREE FISCAL MONTHS ENDED(1)
                                                             ------------------------------------------
                                                             SEPT. 30,  DEC. 31,   MAR. 31,    JULY 1,
                                                               1994       1994       1995       1995
                                                             ---------  ---------  ---------  ---------

                                                                       (DOLLARS IN THOUSANDS)
Net sales..................................................  $  10,428  $  17,152  $  14,208  $  21,386
Cost of sales and occupancy................................      6,885     10,709      9,159     13,004
                                                             ---------  ---------  ---------  ---------
  Gross profit.............................................      3,543      6,443      5,049      8,382
Selling, general and administrative expenses...............      4,393      5,536      5,788      6,599
                                                             ---------  ---------  ---------  ---------
  Income (loss) from operations............................       (850)       907       (739)     1,783
Interest expense...........................................         54         54        124        179
                                                             ---------  ---------  ---------  ---------
  Income (loss) before taxes...............................       (904)       853       (863)     1,604
Income tax (benefit).......................................       (422)       398       (403)       749
                                                             ---------  ---------  ---------  ---------
  Net income (loss)........................................  $    (482) $     455  $    (460) $     855
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
Stores open at end of period...............................         56         66         72         78


------------------------

(1) Fiscal 1995 was on a calendar month end quarterly reporting basis.

    Due to the importance of the spring selling season, which includes Easter, graduation and Mother's Day, and the fall selling season, which includes Halloween, Thanksgiving, Hanukkah, Kwanzaa and Christmas, the second and fourth fiscal quarters have historically contributed, and the Company expects they will continue to contribute, disproportionately to the Company's profitability for the entire fiscal year. As a result, any factors negatively affecting the Company in any year during the second and fourth fiscal quarters, including adverse weather and unfavorable economic conditions, could have a material adverse effect on the Company's financial condition and results of operations for the entire year.

    The Company's quarterly results of operations also may fluctuate based upon such factors as the timing of certain holiday seasons, the number and timing of new superstore openings, the amount of store preopening expenses, the amount of net sales contributed by new and existing stores, the mix of products sold, the timing and level of markdowns, store closings, refurbishments and relocations, competitive factors and weather and general economic conditions.


RECENT ACCOUNTING PRONOUNCEMENTS

    During October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company will adopt this Standard during fiscal 1997, electing the disclosure method of accounting. Additionally, the Company will adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" during fiscal 1997. The adoption of these standards is not expected to materially effect fiscal 1997 earnings.

INFLATION

    Management does not believe that inflation has had a material effect on its financial condition or results of operations during the past three fiscal years. However, there can be no assurance that inflation will not have a material adverse effect on the Company's future financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's cash needs are primarily for working capital to support its opening of new superstores and its inventory requirements. In recent years, the Company has financed its operations primarily with borrowings under the Business Loan Agreement, proceeds from issuances of the Convertible Preferred Stock and the Subordinated Debentures and internally generated funds. At September 30, 1995 and September 28, 1996, the Company's working capital was $16.2 million and $30.0 million, respectively. Cash used in operations for the 13 weeks ended September 30, 1995 and September 28, 1996 was $1.7 million and $5.3 million, respectively. In these two periods, $5.5 million and $8.8 million, respectively, of cash from operations was used to increase inventory levels to support both new and existing stores. At the end of fiscal 1995 and 1996, the Company's working capital was $15.6 million and $23.6 million, respectively. During fiscal 1994, 1995 and 1996, cash used in operations was $1.2 million, $4.1 million and $5.1 million, respectively. In each of these three periods, $5.1 million, $9.1 million and $16.8 million, respectively, of cash from operations was used to increase inventory levels to support both new and existing stores.



    Net cash used in investing activities during the 13-week periods ended September 30, 1995 and September 28, 1996 was $1.9 million and $2.0 million, respectively. Net cash used in investing activities during fiscal 1994, 1995 and 1996, respectively, was $2.2 million, $6.9 million and $7.1 million. These costs were primarily a result of opening new superstores and investing in systems. In fiscal 1997, the Company expects to spend approximately $11.0 million on capital expenditures, which includes approximately $4.6 million for new superstore openings and approximately $3.9 million for the Company-wide implementation of the POS system.



    Net cash provided from financing activities during the 13-week periods ended September 30, 1995 and September 28, 1996 was $3.2 million and $7.5 million, respectively. Net cash provided by financing activities during fiscal 1994, 1995, and 1996 was $3.6 million, $11.1 million and $11.9 million, respectively. For fiscal 1995 and 1996, the outstanding balance under the Company's business loan agreement with Bank One (the "Prior Business Loan Agreement") at year end was $5.8 million and $13.1 million, respectively. At October 31, 1996, $9.6 million was available under the revolving credit facility of the Prior Business Loan Agreement. At September 28, 1996, the outstanding balance under the Prior Business Loan Agreement was $9.2 million (which included such revolving credit facility and the Term Loan). On November 1, 1996, the Company entered into the Business Loan Agreement, which provides for the Line of Credit and allows for borrowings by the Company in an amount not to exceed the lesser of $25.0 million or 50% of merchandise inventories. The Line of Credit expires on October 1, 1998. Borrowings outstanding under the Line of Credit bear interest on the average daily outstanding balance, paid monthly, at Bank One's prime rate or, at the Company's option, at 2.75% over LIBOR. The Company is required to pay an annual commitment fee of 0.25% on the unused portion of the Line of Credit (except that if the unused portion exceeds $20.0 million the fee increases to 0.40% on the unused portion) and to comply with certain covenants. The Line of Credit is secured by a senior lien on substantially all of the Company's assets.



    The Prior Business Loan Agreement provided for, and the Business Loan Agreement currently provides for, the Term Loan in an amount up to $1.5 million with an outstanding balance of $1.1 million at the end of fiscal 1996 and approximately $980,000 at September 28, 1996. The Term Loan is secured by a lien on substantially all of the Company's assets, has certain covenants and matures on June 30, 1998.



    At the end of fiscal 1996, the Company had outstanding $5.0 million of Subordinated Debentures, which, net of the unamortized discount, totaled $4.7 million. Subsequent to fiscal 1996, the Company issued an additional $3.0 million of Subordinated Debentures. At September 28, 1996, the outstanding balance of the Subordinated Debentures, net of the unamortized discount, totaled $7.6 million. The Subordinated Debentures may be prepaid at any time, with $4.0 million maturing in November 2000, $1.0 million maturing in June 2001 and $3.0 million maturing in July 2001. The Subordinated Debentures bear interest at the rate of 12.5% per annum, $7.0 million of which has interest that is currently payable at a rate of 7.5%, with the remaining 5.0% interest accruing until February 1, 1997 and May 1, 1997, on $3.0 million and $4.0 million, respectively. In connection with the Subordinated Debentures, the Company issued warrants to lenders representing the right to acquire 195,594 shares of Common Stock at an exercise price of $0.0025 per share. The Subordinated Debentures are secured by a lien on substantially all of the Company's assets that is junior to the liens securing the Line of Credit and the Term Loan.



    The Company has issued and outstanding Series A Preferred, Series B Preferred and Series C Preferred, which raised net proceeds in the aggregate amount of $2.0 million, $11.4 million and $9.7 million, respectively. The Series C Preferred was issued in August 1996, subsequent to the end of fiscal 1996. The Company intends to convert all outstanding shares of the Convertible Preferred Stock into shares of Common Stock upon the effectiveness of the Registration Statement of which this Prospectus is a part.



    In October 1996, the Company entered into two capital lease agreements for point-of-sale computer equipment and related software having a total cost of $2.1 million. These leases have terms of four and five years.


    The Company believes that the net proceeds it will receive from this offering, together with cash generated from operations and available borrowings under the New Line of Credit, will be sufficient to finance its working capital and capital expenditure requirements for at least the next 12 months. See "Use of Proceeds."

                                    BUSINESS

THE COMPANY


    Factory Card is a rapidly growing chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. As of November 15, 1996, the Company operated 122 stores in 14 states, primarily in the Midwest and mid-Atlantic regions of the United States. To maintain the quality and consistency of its retail presentation, the Company operates all of its stores, which comprise the largest chain of company-operated superstores within the party supply and special occasion category. The Company opened 15, 25 and 32 superstores in fiscal 1994, 1995 and 1996, respectively, and plans to open 30 to 35 superstores in fiscal 1997, including 15 opened through November 15, 1996.


    The Company's superstores provide customers with a value-oriented, "one-stop" shopping destination for party and special occasion merchandise for all major holidays and celebratory events, including birthdays, graduations, weddings, baby showers and other family, religious and special occasions. The Company's superstore prototype ranges in size from 10,000 to 12,000 square feet, with approximately 80% devoted to selling space, and is designed to provide ease of shopping within an attractive, spacious and festive environment. To enhance the look of its superstores and encourage multiple purchases, merchandise is displayed in assortments that emphasize themes and colors associated with holidays, special occasions and other seasonal events. To reinforce its emphasis on providing value, since fiscal 1993, the Company has offered multiple lines of high quality greeting cards, all at the everyday low price of 39 CENTS.

MARKET OVERVIEW


    The United States market for party and special occasion merchandise, comprised of party supplies, greeting cards, gift wrap and related items, had estimated retail sales in excess of $8.0 billion in 1995. Consumers purchase party and special occasion merchandise frequently throughout the year in order to create, enhance and celebrate a wide range of major holidays, including Valentine's Day, St. Patrick's Day, Passover, Easter, Mother's Day, Father's Day, Grandparent's Day, Secretary's Day, Fourth of July, Rosh Hashanah, Halloween, Thanksgiving, Christmas, Hanukkah, Kwanzaa and New Year's, and celebratory events, including birthdays, graduations, weddings, baby showers and other family, religious and special occasions. The Company believes that the consumable and occasion-specific nature of party supplies and special occasion merchandise results in multiple and repeat purchases by consumers.


    The Company believes the party supply and special occasion market will continue to grow based on demographic and other factors. For example, the Company believes that the aging of the baby boom generation, and the increasing number of their school-age children, offers an opportunity for retailers to further expand their sale of party supplies and greeting cards. The Company believes this segment of the population creates an increasing demand for the Company's products as a result of greater at-home entertaining and demand for party supplies for children.

    Larger format superstores have become the fastest growing retail format within the fragmented market for party and special occasion merchandise. Historically, this market has been served by traditional retail channels such as card shops, mass merchandisers, discount retailers, drugstores and supermarkets, which generally offer a limited selection within many of the party supply and special occasion product categories. Industry statistics indicate that superstores have increased their share of the market in the past two years. The Company believes that the broader product selection, "one-stop" shopping solution and value pricing offered by superstores will continue to make them the preferred choice of consumers.

BUSINESS STRATEGY

    The key elements of the Company's business strategy are as follows:

    EXTENSIVE MERCHANDISE OFFERING. The Company believes its everyday and seasonal merchandise offering, which includes approximately 23,000 SKUs at its superstores, provides the solution, in a single destination, for a customer's complete product needs to create, enhance and celebrate special occasions. The Company offers a full line of party supplies in a wide variety of festive and distinctive patterns, colors and styles, including tableware, tablecovers, invitations, party favors, pinatas, banners and other decor items. The Company also offers a broad selection of high quality greeting cards for all occasions, consisting of approximately 4,000 everyday and seasonal titles. The Company carries an extensive selection of gift wrap, including a broad array of gift bags, gift boxes, ribbons, bows and related items in coordinated and complementary displays. In addition, the Company offers many other special occasion items such as balloons, stationery, gifts, novelty items and seasonal products.

    EVERYDAY VALUE PRICING. The Company's strategy of everyday value pricing is designed to provide customers with consistent value on all purchases. The Company typically sells its merchandise at discounts of 20% to 60% off manufacturers' suggested retail prices. In addition, the Company's superstores feature a "power aisle" offering a wide selection of opportunistic buys and manufacturers' seasonal over-runs, all priced at deep discounts and frequently changed to create continued customer interest. To distinguish the Company's superstores from those of its competitors and build customer traffic and loyalty, the Company's high quality greeting cards are all sold for 39 CENTS each.

    ATTRACTIVE, SPACIOUS AND FESTIVE SUPERSTORE FORMAT. The Company creates an attractive and festive atmosphere within a spacious "easy to shop" superstore, encouraging browsing and repeat visits by customers. The Company's superstores are designed to provide a comfortable shopping experience, with bright lighting, wide carpeted aisles and fixtures that offer customers easy access to merchandise. The interiors of the Company's superstores are festively decorated with arrays of colorful merchandise to emphasize everyday and seasonal themes. The size of the Company's superstore prototype enables the Company to offer an extensive selection of merchandise and increase store-level efficiencies.

    TARGETED ADVERTISING. In the spring of 1996, the Company broadened its advertising program to include a Company-wide direct mail campaign designed to educate targeted consumers about the breadth and value of the Company's product offering. The Company intends to support major holiday selling seasons with direct mail marketing and continue radio advertising in order to complement its direct mail program and increase its name recognition within new and existing markets.


    DEVELOPMENT OF MANAGEMENT TEAM AND INFRASTRUCTURE. The Company has recruited a management team whose members have an average of 21 years of retail experience. The Company believes it benefits from operating its own distribution facilities, which enable it to make opportunistic purchases, import products directly and achieve operating efficiencies. In fiscal 1996, the Company completed installation of a fully integrated retail management software package that automated the areas of finance, merchandising and distribution and successfully tested a POS system that is expected to be operational in all stores by the end of fiscal 1997.


GROWTH STRATEGY


    The Company has developed a rapid expansion plan designed to build on its position as the largest chain of company-owned superstores in the party supply and special occasion industry. The Company's growth strategy is to open stores in existing and contiguous markets that can support multiple stores and enable the Company to achieve operating, distribution and advertising efficiencies. The Company may also selectively enter small and mid-size markets capable of supporting one or more superstores that the Company believes meet its profitability criteria. The Company plans to open 30 to 35 superstores in fiscal 1997, including 15 opened through November 15, 1996, and at least 40 superstores in fiscal 1998. The

Company has entered into 13 leases for superstores and has seven more leases under current review, all of which are expected to open in fiscal 1997.


    In addition to opening new stores, the Company's growth strategy involves increasing sales in existing stores through continued expansion of its merchandise offering, coordinated party goods presentation and advertising and in-store marketing to encourage multiple purchases and to increase customer awareness of its broad merchandise offering. The Company may also take advantage of opportunities to exploit the fragmented nature of the industry by considering the acquisition of other retail chains in the industry. See "Risk Factors--Risks Associated with Expansion" and "Risk Factors--Risks Associated with Acquisitions."

MERCHANDISING

    The Company believes its merchandise offering provides the solution, in a single destination, for a customer's complete product needs to create, enhance and celebrate special occasions. The Company's stores offer a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. The Company's superstores carried approximately 23,000 SKUs of everyday and seasonal merchandise in fiscal 1996. In fiscal 1996, the average number of transactions per store for stores open the entire fiscal year was approximately 171,500, and the average store transaction was approximately $5.80. In addition, the Company believes that the consumable and occasion-specific nature of its merchandise selection results in multiple and repeat visits by its customers.

    The Company's stores offer product selections for all major holidays and seasonal events, such as Valentine's Day, St. Patrick's Day, Passover, Easter, Mother's Day, Father's Day, Grandparent's Day, Secretary's Day, Fourth of July, Rosh Hashanah, Halloween, Thanksgiving, Christmas, Hanukkah, Kwanzaa and New Year's, and celebratory events, including birthdays, graduations, weddings and baby showers, and other family, religious and special occasions. The Company's merchandise offering consists of four major product categories: party supplies, greeting cards, gift wrap and other special occasion items.

    PARTY SUPPLIES. The Company stocks a broad selection of party supply merchandise for everyday and special occasions in a wide variety of attractive patterns and distinctive colors. Party supplies include tableware, tablecovers, cutlery, invitations, party favors, milestone birthday items, pinatas, banners, decorations, candles, decor and other related party items. By offering a full line of coordinated and complementary patterns and designs, the Company seeks to meet all of a customer's party needs, from children's birthdays and holiday celebrations to at-home entertainment.

    GREETING CARDS. The Company's stores feature approximately 4,000 titles of high quality everyday and seasonal greeting cards for all occasions, all sold at the everyday low price of 39 CENTS each. In addition to traditional lines of greeting cards, the Company's stores also carry an extensive selection of contemporary and humorous greeting cards. Boxed everyday greeting cards are regularly sold at deep discounts, and boxed holiday cards (Christmas, Hanukkah and Kwanzaa) are sold at 50% off manufacturers' suggested retail prices.

    GIFT WRAP. The Company believes that it offers one of the largest assortments of gift wrap of any retailer in the United States. This extensive selection of gift wrap is combined with bows, ribbons and related accessories in a large cascading waterfall display of complementary colors and distinctive patterns. Items included in this category are gift wrap, including glossy, printed, solid and foil, solid and printed ribbons, bows, gift bags, gift boxes, tissue paper, shred and gift tags. The Company believes that its stores have become a destination for shoppers seeking a wide selection of gift wrap and gift wrap accessories and that most of these items are sold at lower prices than the Company's competition.

    OTHER SPECIAL OCCASION MERCHANDISE. The Company complements its major product lines by offering many other special occasion items in order to provide a "one-stop" shopping destination for its customers. These items include balloons, candy, bridal and wedding items (such as cake decorations, place setting cards and confetti), candles and candle holders (and other related accessories), stationery, gifts, novelty items and seasonal products.

    The Company's strategy of everyday value pricing is designed to provide customers consistent value on all purchases. The Company typically sells its merchandise at discounts of 20% to 60% off manufacturers' suggested retail prices. In addition, the Company's superstores feature a "power aisle" offering a wide selection of opportunistic buys and manufacturers' seasonal over-runs, all priced at deep discounts and frequently changed to create continued customer interest. To build customer traffic and loyalty, the Company's high quality greeting cards are all sold for 39 CENTS each.

    The Company currently offers certain party and special occasion items under its proprietary "Partymania-Registered Trademark-" label, including invitations, candles and decor items. Although the Company does not maintain a significant amount of private label merchandise at present, the Company plans to explore new opportunities to expand its Partymania-Registered Trademark- products in order to provide customers with additional savings while realizing higher margins typically accompanying private label products.

    The Company has a centralized purchasing department comprised of five buyers who are responsible for establishing the assortment of inventory within the merchandise categories each selling season. The Company's merchandising mix is achieved by considering a number of factors including the price-value relationship, customer demand and product availability, as well as input from regional and store managers. The Company believes that its purchasing volume allows it to acquire quality products at competitive prices.

FACTORY CARD'S STORES


    FORMAT AND PRESENTATION. The Company's current prototype superstore, which ranges in size from 10,000 to 12,000 square feet, with approximately 80% devoted to selling space, allows the store to carry an extensive selection of party supplies, greeting cards and other special occasion merchandise in an easy-to-shop visually appealing atmosphere. Approximately 75% of the Company's store base are superstores (stores of at least 8,000 gross square feet).


    The Company believes that the presentation of its merchandise is critical to communicating value and excitement to its customers. The Company's stores are attractively designed with the use of vibrant colors, creative merchandise displays and decorative signage in order to create a fun shopping experience and encourage browsing throughout the stores. Stores have bright, wide carpeted aisles, lined with pinatas and other colorful decorations, creating an inviting and festive atmosphere for shoppers. The Company's balloon selection, consisting of approximately 240 designs of everyday balloons and up to an additional 30 seasonal designs, is displayed at the store entrance, providing immediate visual appeal as customers enter the store.

    The Company uses a variety of adaptable merchandising fixtures, including gondolas and adjustable displays, that enable the Company to shift its merchandise mix frequently to feature new and seasonal merchandise. Such adaptable fixtures are typically located in prominent areas in the stores to create customer interest and encourage browsing. The Company's "power aisle" and seasonal items are centrally located in the stores and lead the customer through the store into different merchandise areas. Store signage, including permanent and promotional signs, is utilized to enhance the festive appeal of stores.

    STORE OPERATIONS AND TRAINING. The Company's typical store is staffed with a store manager, one to two assistant managers and a varying number of full-time and part-time sales associates, depending on the store size and selling season. The Company has established bonus plans for all store managers and assistant managers. Awards are based on meeting or exceeding quarterly sales projections to reward individual and store performance. Store managers report to one of the Company's district managers, each of whom is responsible for approximately 10 to 12 stores. The Company's stores are typically open from 10:00 a.m. to 9:00 p.m. on weekdays and most Saturdays, with shorter hours on Sunday. Stores typically extend their opening and closing hours during the Christmas season.

    The Company employs three full-time new store training managers and has developed a complete set of employee training manuals covering aspects of operating a specialty retail store, including product information, systems information and cash management programs. The Company has developed a one and a half-day in-store training program for all new store employees and a three-day in-store training program for all new store managers covering product knowledge, customer service and the Company's systems. In addition, the Company has an ongoing manager-in-training program within each district in which it hires a prospective manager or advances an assistant manager for placement in a store and later transfers them to the new store in preparation for its opening. Finally, the Company regularly conducts store manager meetings to review store policies and practices and reinforce management training practices.

SITE SELECTION; STORE LOCATIONS

    SITE SELECTION. The Company's stores are located primarily in regional strip or power shopping centers with co-tenants appealing to value-oriented female customers of various ranges of age and income. Sites are selected on the basis of several factors, including physical location, demographics, anchor and other tenants, location within the center, parking and available lease terms. The Company looks for co-tenants who draw customers with similar characteristics and generate a high rate of shopping traffic, such as specialty value-oriented women's retailers, leading chain supermarkets, arts and crafts stores, chain drug stores and family restaurants. The Company believes its stores are attractive to developers because they sell non-apparel goods, offer everyday value pricing and attract high rates of female customer traffic.


    STORE LOCATIONS. As of November 15, 1996, the Company operated 122 stores in 14 states, all of which are leased. The Company's store leases typically have an average initial term of 10 years with two five year renewal options. As of November 15, 1996, the average unexpired term of the Company's 122 existing store leases was approximately seven years (not including renewal options).

    Set forth below is a list of the Company's store locations by state as of November 15, 1996:


                                                NUMBER OF
                  LOCATION                       STORES
--------------------------------------------  -------------
DELAWARE (1)
  Wilmington................................            1
ILLINOIS (40)
  Chicago Metro.............................           32
  Mt. Vernon................................            1
  Bloomington...............................            1
  Rockford..................................            1
  Fairview Heights..........................            1
  Moline....................................            1
  Champaign.................................            1
  Kankakee..................................            1
  Springfield...............................            1
INDIANA (15)
  Indianapolis..............................            6
  Highland..................................            1
  Merrillville..............................            1
  Evansville................................            2
  Ft. Wayne.................................            1
  Mishawaka.................................            1
  LaFayette.................................            1
  Clarksville...............................            1
  Bloomington...............................            1
IOWA (5)
  Des Moines Metro..........................            2
  Cedar Rapids..............................            1
  Waterloo..................................            1
  Davenport.................................            1
KENTUCKY (4)
  Louisville Metro..........................            2
  Florence..................................            1
  Owensboro.................................            1
MARYLAND (12)
  Baltimore Metro...........................            7
  Washington, D.C. Metro (Md.)..............            4
  Annapolis.................................            1

                                                NUMBER OF
                  LOCATION                       STORES
--------------------------------------------  -------------

MINNESOTA (1)
  Rochester.................................            1
MISSOURI (6)
  St. Louis Metro...........................            4
  Springfield...............................            1
  Cape Girardeau............................            1
NEBRASKA (5)
  Omaha Metro...............................            3
  Lincoln...................................            1
  Grand Island..............................            1
OHIO (11)
  Cincinnati Metro..........................            4
  Columbus Metro............................            3
  Cleveland Metro...........................            2
  Mansfield.................................            1
  Akron.....................................            1
PENNSYLVANIA (2)
  Hanover...................................            1
  Erie......................................            1
TENNESSEE(1)
  Chattanooga...............................            1
VIRGINIA (6)
  Washington, D.C. Metro (Va.)..............            4
  Fredericksburg............................            1
  Richmond..................................            1
WISCONSIN (13)
  Milwaukee Metro...........................            6
  Madison Metro.............................            2
  Appleton..................................            1
  Oshkosh...................................            1
  Eau Claire................................            1
  Janesville................................            1
  Wausau....................................            1


ADVERTISING AND PROMOTION


    In the spring of 1996, the Company broadened its advertising program to include a Company-wide direct mail campaign designed to educate targeted consumers about the breadth and value of the Company's product offering. Historically, the Company's marketing efforts consisted of radio advertising on a seasonal basis, reinforced by newspaper advertisements. The Company intends to support major holiday selling seasons with direct mail marketing and continue radio advertising in order to complement its direct mail program and increase its name recognition within new and existing markets. With the expected implementation of its POS system in all stores, the Company expects to capture customer ZIP code information which will enable it to better target its direct mail program. In addition, Grand Opening events will continue to be a major element of the Company's marketing program. Grand Openings typically last four days and consist of "4 for a $1.00" greeting card promotions, special purchases, prize drawings and other fun events. The Company intends to supplement its traditional Grand Opening marketing program with additional post-opening advertising and public relations campaigns in the local trading area.

PRODUCT SOURCING AND DISTRIBUTION


    The Company purchases most of its inventory through its central purchasing system, which allows it to take advantage of volume purchase discounts and implement system controls over its inventory and merchandise selection. The Company purchases its inventory from more than 300 vendors world-wide, with the largest supplier, Creative Expressions, Inc., representing less than 14%, and the largest ten suppliers representing approximately 46%, of the Company's aggregate purchases in fiscal 1996. A portion of the Company's merchandise is imported from foreign manufacturers or their agents, principally from the Far East. See "Certain Transactions." As is customary in its industry, the Company does not have long term contracts with any suppliers except Fine Art.



    In order to ensure a consistent supply of first-run high quality greeting cards, the Company entered into the Fine Art Agreement, which expires on December 1, 1998 (with automatic one-year renewals after the initial 2 1/2 year term unless the parties cannot agree on pricing and other terms). Under the Fine Art Agreement, the Company is required to purchase from Fine Art a minimum of 42% of the Company's total annual requirement of greeting cards, which percentage is subject to modification upon the consent of the parties. Fine Art is a publicly-owned U.K. corporation and a stockholder of the Company. See "Risk Factors--Risks Associated with Product Sourcing" and "Certain Transactions."



    The Company believes that its well-established relationships with overseas suppliers provide it with an advantage over many of its competitors because the Company is able to offer an extensive selection of distinctive products at higher gross margins. The Company also believes that it benefits from the significant buying power resulting from its size and that, by operating its own distribution facilities, it can make opportunistic purchases, import products directly and achieve greater operating efficiencies.



    The Company's stores are currently serviced from two distribution centers located near the Company's headquarters which total an aggregate of 237,000 square feet. Approximately 80% of the Company's purchases are shipped through the Company's distribution centers and the remaining 20% is drop-shipped directly from the vendors to the stores. The distribution centers handle basic items, seasonal items, imports and opportunistic purchases. Approximately 1,200 SKUs of basic goods are stocked in the distribution centers and distributed to the stores weekly based upon store orders. The remaining inventory is allocated to the stores by the Company's buying group based on sales history, size of store, geography and demographic profiles. The Company has entered into an agreement to lease a new distribution center and office facility, which the Company expects to be operational by April 1998. This new facility will consist of approximately 440,000 square feet, including office space, and will have 40-foot ceilings, compared to the 20- and 24-foot ceilings in the existing facilities. See "--Properties."


MANAGEMENT INFORMATION SYSTEMS


    The Company uses a management information and control system, which is based on the JDA Merchandise Management System software package ("JDA") acquired by the Company in 1994 and supports the complete range of retail cycle functions in the areas of finance, merchandising and distribution. All stores are linked to the Company's headquarters through personal computers which interface with an IBM AS/400 and provide the stores with the ability to enter store orders and payroll information and send and receive electronic mail. These personal computers will also be tied into the Company's new POS system and will allow managers to review their stores' merchandising performance by product category and SKU.



    The Company believes that its management information systems will be an important factor in supporting its continued expansion and enhancing its competitive position in the industry. In fiscal 1996, the Company began the implementation of its new POS system. As of November 15, 1996 the Company had installed the POS system in 20 stores, with Company-wide implementation anticipated by the end of fiscal 1997. The POS system will provide critical sales information to the Company's stores and central office and will be utilized in the Company's business operations and controls, performance monitoring programs, decision support and business planning. Management believes that the POS system will result in improvements in central office operations, particularly in the areas of merchandise planning and automated replenishment, inventory control and performance measurement.

COMPETITION

    The party supplies and greeting cards retailing business is highly competitive. The Company currently competes against a diverse group of retailers, ranging from other party supply and greeting card retailers (including Party City Corporation) to designated departments in drug stores, general mass merchandisers, supermarkets and department stores of local, regional and national chains. In addition, a trend toward discounting party supplies and greeting cards is developing and the Company may encounter additional competition from new entrants in the future. Some of the Company's competitors have substantially greater financial resources and experience than the Company. See "Risk Factors--Competition."

EMPLOYEES


    The Company had 2,001 employees as of November 15, 1996, comprised of 475 full-time and 1,526 part-time employees. The number of store employees increases during peak selling seasons. None of the Company's employees are covered by collective bargaining agreements. While the Company believes its relations with its employees are generally good, the Company has been experiencing an unusually high rate of turnover of its store managers. The Company is implementing new pay, incentive and hours planning programs to address the conditions which led to this high rate of turnover. See "Risk Factors--Dependence on Key Personnel; New Management Team; Turnover of Store Managers."


TRADEMARKS

    The Company has registered a trademark under the name of "Partymania"-Registered Trademark- and its design on the Principal Register of the United States Patent and Trademark Office. The Company has applied for registration of the "Factory Card Outlet"-TM- trademark on the Principal Register of the United States Patent and Trademark Office.

PROPERTIES


    In addition to the Company's stores, all of which are leased, the Company also leases two distribution center and corporate office facilities in Bensenville, Illinois and Elk Grove Village, Illinois, with the lease terms expiring in September 2002 and July 1998, respectively. The Company has recently entered into a 10-year lease for an office and distribution center in Naperville, Illinois which will integrate and replace the Company's existing headquarters and distribution centers. The estimated commencement date under this lease is October 1, 1997. The Company expects to be operating this new distribution center, which consists of approximately 440,000 square feet, including office space, by April 1998. See "Risk Factors--Consolidation and Expansion of Distribution Facilities."


GOVERNMENT REGULATION

    Each of the Company's stores must comply with regulations adopted by federal agencies and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors, and difficulties or failures in obtaining the required licenses or approvals, can delay and sometimes prevent, the opening of a new store. In addition, the Company must comply with the Fair Labor Standards Act and various state laws governing various matters such as the minimum wage, overtime and other working conditions. The Company also must comply with the provisions of the ADA, which requires generally that employers provide reasonable accommodation for employees with disabilities and that stores be accessible to customers with disabilities. See "Risk Factors-- Government Regulation."

LITIGATION

    From time to time, the Company is involved in ordinary litigation, none of which, in the opinion of management, is likely to have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


                      NAME                            AGE                             POSITION(1)
------------------------------------------------      ---      ----------------------------------------------------------
William E. Freeman(2)(3)........................          54   Chairman of the Board
Charles R. Cumello(3)...........................          51   President and Director
Glen J. Franchi.................................          43   Executive Vice President and Treasurer
Carol A. Travis.................................          45   Vice President and Secretary
Martin J. Merksamer.............................          48   Vice President and General Merchandising Manager
Leonard F. Rucker...............................          45   Vice President, Retail Store Operations
Thomas W. Stoltz................................          35   Vice President, Finance
Robert Krentzman................................          47   Vice President, MIS
Vincent G. Brown................................          55   Vice President, Real Estate
Joseph M. Cabon.................................          50   Vice President, Distribution
Robert J. Kendzior..............................          44   Vice President, Marketing
Matthew F. Ellis................................          46   Vice President, Human Resources
J. Bayard Kelly.................................          64   Director
Dr. Robert C. Blattberg(4)......................          54   Director
Michael I. Barach(4)............................          38   Director
Bart A. Brown, Jr.(3)(4)........................          64   Director
Richard A. Doppelt(2)...........................          41   Director
Stewart M. Kasen................................          57   Director
James L. Nouss, Jr..............................          42   Director


------------

(1) All the Vice Presidents, other than Mr. Franchi and Ms. Travis, hold their respective positions in the Company's operating subsidiary.

(2) Member of the Compensation Committee.

(3) Member of the Executive Committee.

(4) Member of the Audit Committee.


    Mr. Freeman has been Chairman of the Board of Directors of the Company since April 1994. From May 1994 to October 1995, Mr. Freeman was Chief Executive Officer of the Company's operating subsidiary, and, from May 1994 to September 1996, he was Chief Executive Officer of the Company. From 1989 to 1994, Mr. Freeman was President of the Company. Mr. Freeman has been a director of the Company since forming the investor group that acquired it in July 1989. Since 1989, Mr. Freeman has also performed various management consulting assignments, primarily involving the marketing and distribution of consumer products. Mr. Freeman, as Chairman of the Executive Committee and a member of the Compensation Committee, remains active in management of the Company.



    Mr. Cumello has been President of the Company since October 1995 and has been a director of the Company since May 1995. From April 1995 to October 1995, Mr. Cumello was the Chief Operating Officer of the Company's operating subsidiary. Prior to joining the Company, from 1991 to 1994, Mr. Cumello was President and Chief Executive Officer of Waldenbooks, a division of Kmart Corporation, and from 1986 to 1991, he was President of Reader's Market, a division of Waldenbooks. From 1980 to 1986, Mr. Cumello served as Executive Vice President and Chief Financial Officer of Waldenbooks. Mr. Cumello is a member of the Executive Committee.


    Mr. Franchi has been Executive Vice President and Treasurer of the Company since March 1995. From November 1990 to March 1995, Mr. Franchi served as the Chief Operating Officer of the Company's operating subsidiary. Prior to joining the Company, from 1977 to 1989, Mr. Franchi held various management and senior financial positions with Carson Pirie Scott Co., a chain of retail department stores.

    Ms. Travis has been with the Company since it was originally founded in 1985, serving as Secretary of the Company since May 1994 and as Vice President since June 1994.


    Mr. Merksamer has been Vice President and General Merchandise Manager since May 1996. From September 1995 to May 1996, Mr. Merksamer was the Senior Vice President for Merchandising and Marketing for Handy Andy Home Improvement Centers, Inc. ("Handy Andy"). From February 1995 to September 1995, Mr. Merksamer served as Vice President, Merchandising, for Handy Andy. In November 1995, Handy Andy accepted an involuntary petition for bankruptcy under chapter 11 of the United States Bankruptcy Code ("Chapter 11"). Prior to joining Handy Andy in 1995, from April 1993 to September 1995, Mr. Merksamer was involved in the planning of a start-up business venture and, from 1991 to 1993, he was Vice President of Merchandising and Marketing of The Business Super Store. From 1987 to 1991, Mr. Merksamer was Vice President, Merchandising, for The Office Club, Inc.



    Mr. Rucker has been Vice President, Store Operations since July 1996. From 1990 to 1996, Mr. Rucker served as Vice President, Director of Operations, of Geoffrey Beene/Izod, a division of Phillips-Van Heusen Corporation.


    Mr. Stoltz has been Vice President, Finance since August 1996. From 1994 to 1996, Mr. Stoltz served as Corporate Comptroller of Dollar General Corporation, a specialty retailer. Mr. Stoltz also served as Interim Chief Financial Officer of Dollar General from 1995 to 1996. Prior to his tenure with Dollar General, Mr. Stoltz served as Director of Operations Accounting with Food Lion, Inc. from 1989 to 1994. Mr. Stoltz is a Certified Public Accountant.


    Mr. Krentzman has been Vice President, MIS since September 1995. Prior to that, from 1994 to September 1995, Mr. Krentzman served as Director of MIS. From 1990 to 1994, Mr. Krentzman was Director, MIS, for Reader's Market, a division of Waldenbooks.



    Mr. Vincent Brown has been Vice President, Real Estate since September 1995. From April until September 1995, Mr. Brown was Director of Franchising for A&W Restaurants, Inc. Prior to that, from 1989 to 1995, Mr. Brown was Vice President, Real Estate for Fayva, a division of J. Baker, Inc. Before joining J. Baker, Inc., Mr. Brown spent 21 years with Dunkin' Donuts, Inc., a unit of Allied Domecq plc, in various management positions, most recently as Vice President, Corporate Development.



    Mr. Cabon has been Vice President, Distribution since April 1995. From December 1993 to January 1995, Mr. Cabon was employed as a consultant in retail distribution. Prior to that, from October 1992 through December 1993, Mr. Cabon was Vice President, Logistics for One Price Clothing, a specialty retailer. From August 1990 to April 1992, Mr. Cabon was Vice President, Logistics for Rent-a-Center, and from April 1990 to August 1990, Mr. Cabon was Vice President, Logistics for E&B Marine. In January 1995, Mr. Cabon filed a petition for bankruptcy under chapter 7 of the United States Bankruptcy Code, and that same month received a discharge from indebtedness in connection therewith.



    Mr. Kendzior has been Vice President, Marketing, since November 1995. From 1978 to 1995, Mr. Kendzior was employed by Dunkin' Donuts of America, serving from 1993 to 1995 as Vice President, Marketing and, from 1991 to 1993, as Director of Field Marketing.



    Mr. Ellis has been Vice President, Human Resources since August 1996. Prior to that, from 1989 to 1996, Mr. Ellis was Vice President, Human Resources of Today's Man, Inc., which, in February 1996, filed a voluntary petition for bankruptcy under Chapter 11.



    Mr. Kelly has been a director since 1989. Since October 1995, Mr. Kelly has served as a merchandise consultant to the Company's operating subsidiary. Mr. Kelly was the founder of the Company's operating subsidiary and its President from 1989 to 1995. Prior to that, from 1985 to 1989, Mr. Kelly was Chief Executive Officer and President of Gallant, a creator and publisher of greeting cards and a subsidiary of Viking Enterprises, Inc.

    Dr. Blattberg has been a director since September 1994. Dr. Blattberg has been a Polk Brothers Distinguished Professor of Retailing at The J.L. Kellogg Graduate School of Management at Northwestern University since September 1991. Dr. Blattberg is also a director of First Tennessee National Bank and Director of The Center for Retail Management at Northwestern University, and a partner in Blattberg, Chaney and Associates, a consulting firm that provides services to several leading retailers primarily in the supermarket and retail drug store industries. Dr. Blattberg is a member of the Audit Committee.



    Mr. Barach has been a director since July 1994. Since October 1990, Mr. Barach has been an associate and general partner of Bessemer Venture Partners FCOA. Prior to that, from January 1988 to October 1990, he was President and co-founder of Cartoon Corner Corporation and, from January 1985 to October 1987, he was Vice President, Merchandising of Scandinavian Design. Mr. Barach is a member of the Audit Committee.



    Mr. Bart Brown has been a director since May 1996. He is a corporate executive of Investcorp International, Inc., an international investment banking firm. Since June 1994, he has been Chairman of the Board of Spreckels Industries, Inc., a manufacturing and processing company, serving as its Chief Executive Officer from June 1994 to May 1995. From August 1995 to April 1996, he was Chairman of the Board and Chief Executive Officer of Color Tile, Inc., a retailer of specialty flooring and wall covering. Mr. Brown led Color Tile, Inc. through a petition for bankruptcy under Chapter 11, the plan for which was filed in January 1996. From June 1990 to August 1995, he was Chairman of the Board of The Circle K Corporation, an operator of convenience stores. Serving as its Chief Executive Officer from June 1991 through July 1993, Mr. Brown successfully led The Circle K Corporation through a restructuring under Chapter 11, the plan for which was confirmed in 1993. Mr. Brown is also a director of Edison Brothers Stores, Inc., Yale International, Barry's Jewelers and FirstCity Financial Corp. Mr. Brown is a member of the Executive Committee and the Audit Committee.



    Mr. Doppelt has been a director since July 1994. Mr. Doppelt has been a member of Allstate Venture Capital, a division of Allstate Insurance Company ("Allstate"), since 1987 and is currently the Venture Group Manager of Allstate Venture Capital. Prior to joining Allstate, Mr. Doppelt was a corporate attorney associated with the law firm of Morrison & Foerster. Mr. Doppelt is a director of Sunrise Assisted Living, a company providing assisted living services to the elderly, as well as several privately held companies. Mr. Doppelt is a member of the Compensation Committee.



    Mr. Kasen became a director in September 1996. From 1989 to May 1996, Mr. Kasen was an officer of Best Products Co., Inc., a chain of catalog showrooms, serving as its Chairman, President and Chief Executive Officer from 1991 to 1996 and its President and Chief Operating Officer from 1989 to 1991. Mr. Kasen assisted Best Products through a petition in bankruptcy under Chapter 11 which was filed in January 1991. Best Products' plan of reorganization was confirmed in June 1994, and it filed a petition for bankruptcy under Chapter 11 again on September 24, 1996. Mr. Kasen also serves as a director of Markel Corporation, O'Sullivan Industries Holdings Inc., The Bibb Company and Spreckels Industries, Inc. The Bibb Company filed a petition in bankruptcy under Chapter 11 in July 1996.



    Mr. Nouss became a director in September 1996. For the past five years, Mr. Nouss has been a partner at the law firm of Bryan Cave LLP.


    The Board of Directors has established a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the 1989 Stock Option Plan and the 1996 Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Freeman and Doppelt.

    The Board of Directors has also established an Audit Committee, which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the Company's independent accountants as well as other matters which may come before the Committee or at the direction of the Board of Directors. The current members of the Audit Committee are Messrs. Blattberg, Barach and Brown.

    In addition, the Board of Directors has established an Executive Committee of the Company, which reviews and provides recommendations concerning strategic planning, acquisitions, financing and shareholder relations. The current members of the Executive Committee are Messrs. Freeman (Chairman), Cumello and Brown.

DIRECTOR COMPENSATION


    Directors who are not officers, employees or consultants of the Company receive $1,000 cash compensation for each board of directors meeting and $500 for each committee meeting (except for committee meetings held in conjunction with regular board meetings) at which they are present, not to exceed $2,000 per director in any calendar year with respect to committee meetings. In addition, all such directors are reimbursed for their reasonable expenses in connection with the performance of their duties. Mr. Freeman receives $2,000 each month as Chairman of the Board of Directors of the Company.


EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation earned by the Company's former Chief Executive Officer, President and each of the other four most highly compensated officers of the Company and its operating subsidiary (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during fiscal 1996:


                                                                                             ANNUAL
                                                                                          COMPENSATION
                                                                              ------------------------------------
                                                                                                       ALL OTHER
       NAME AND POSITION                                                        SALARY      BONUS    COMPENSATION
----------------------------------------------------------------------------  ----------  ---------  -------------
William E. Freeman..........................................................          --         --    $  24,000(1)
  Chairman of the Board
  Chief Executive Officer until Sept. 1996
Charles R. Cumello..........................................................  $  220,200  $  28,000       76,969
  President
J. Bayard Kelly.............................................................     189,423     10,000        6,513
  Founder and President until Sept. 1995;
  Consultant and Chairman Emeritus from Sept. 1995
Glen J. Franchi.............................................................     148,462      8,000        5,604
  Executive Vice President and Treasurer
Michael Powell..............................................................     123,462         --        4,076
  Vice President, Store Operations
Joseph M. Cabon.............................................................     117,539      5,000        4,524
  Vice President, Distribution
Robert Krentzman............................................................     110,154      5,000        4,744
  Vice President, MIS


------------------------


(1) Represents compensation for services rendered as a director and the Chairman of the Board of Directors of the Company. Mr. Freeman received no compensation for services rendered in his capacity as Chief Executive Officer.

OPTION GRANTS, EXERCISES AND HOLDINGS

    FISCAL 1997 OPTION GRANTS. The following table sets forth certain information regarding options granted to the Named Executive Officers from June 30, 1996 to the date of this Prospectus:

                      OPTION GRANTS IN CURRENT FISCAL YEAR


                                                       INDIVIDUAL GRANTS                        POTENTIAL REALIZED
                                    --------------------------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF     PERCENTAGE OF                              ANNUAL RATES OF STOCK
                                    SECURITIES         TOTAL                                  PRICE APPRECIATION FOR
                                    UNDERLYING    OPTIONS GRANTED    EXERCISE                      OPTION TERM
                                      OPTIONS     TO EMPLOYEES IN      PRICE     EXPIRATION   ----------------------
NAME                                  GRANTED       FISCAL YEAR      ($/SHARE)      DATE        5%($)       10%($)
----------------------------------  -----------  -----------------  -----------  -----------  ----------  ----------
William E. Freeman................      40,160            11.2%      $    2.49      7/12/06   $  585,316  $  941,649
                                        40,160            11.2%           2.49       8/3/06      585,316     941,649
Charles R. Cumello................          --              --              --           --           --          --
J. Bayard Kelly...................      20,080             5.6%           2.49      7/12/06      292,658     470,824
Glen J. Franchi...................      20,080             5.6%           2.49      7/12/06      292,658     470,824
Michael Powell....................          --              --              --           --           --          --
Joseph M. Cabon...................          --              --              --           --           --          --


    FISCAL 1996 OPTION GRANTS. No options were granted to any of the Named Executive Officers during fiscal 1996.

    FISCAL 1996 OPTION EXERCISES AND HOLDINGS. The following table sets forth certain information regarding options held at June 29, 1996. No options were exercised during fiscal 1996 by the Named Executive Officers.


   AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES



                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING           VALUE OF UNEXERCISED IN-
                                                              UNEXERCISED OPTIONS AT       THE-MONEY OPTIONS AT
                                                                 FISCAL YEAR-END            FISCAL YEAR-END(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
William E. Freeman........................................      40,160(2)           --   $ 107,629             --
Charles R. Cumello........................................      35,140        105,420       28,462    $    85,386
J. Bayard Kelly...........................................      66,866         27,510      140,102         17,077
Glen J. Franchi...........................................      33,734         18,474       19,517          9,758
Michael Powell............................................      12,048             --        3,253             --
Joseph M. Cabon...........................................       5,020         15,060        4,066         12,198


------------------------


(1) Calculated based on fair market value of the Common Stock at June 29, 1996, determined by the Board of Directors to be $3.30 per share, less the exercise price.


(2) Members of Mr. Freeman's family also hold options to purchase an additional 40,160 shares of Common Stock, of which Mr. Freeman disclaims beneficial ownership.

INCENTIVE STOCK PROGRAM

    The Company believes that fostering an ownership culture encourages superior performance by the Company's management and key store employees. To that end, the Company has adopted a program to provide to officers, employees, consultants, sponsors and directors of the Company equity incentives that are designed to create such an ownership culture and to encourage these officers, employees and directors to remain with Company. The components of such program are as follows:


    1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the Company's stockholders in September 1996 and will be effective as of the date of this offering. The Purchase Plan has a term of ten years and is administered by the Compensation Committee of the Board of Directors. Not more than 1,000,000 shares of Common Stock (subject to certain recapitalization adjustments) shall be made available for purchase under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and is designed to be implemented through consecutive calendar quarter offering periods during its term. Under the Purchase Plan, any employee who is employed by the Company for at least 20 hours per week and more than five months in any calendar year, and who has worked for the Company for at least 1,000 hours as of the first day of the offering period, is eligible to participate in the Purchase Plan; however, such 1,000 hour requirement does not apply to any employee employed on the date of this offering. An eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of compensation (including all base straight time, gross earnings, overtime and shift premiums, sales commissions, incentive compensation and bonuses, but excluding other compensation) at a price per share equal to 90% of the fair market value (as defined in the Purchase Plan) of the Common Stock as of the last day of any offering period. For each employee, the aggregate total of all payroll deductions accumulated under the Purchase Plan during any offering period may not exceed $5,500. The first offering period commences on the effective date of this offering, and ends on the last trading day of the fiscal quarter in which the offering occurs. Each subsequent offering period begins on the first trading day after the end of the preceding offering period and continues until the last trading day of that fiscal quarter. An eligible employee may withdraw from the Purchase Plan by providing written notice of the withdrawal to the Company. Upon written notice of withdrawal, or whenever an employee ceases to meet the eligibility requirements for the Purchase Plan, the employee's credited payroll deductions and other payments that have not been used to exercise options under the Purchase Plan will be paid to the employee at the end of the offering period. An employee's withdrawal from the Purchase Plan will not affect the employee's eligibility to participate in the Purchase Plan in subsequent offering periods. The Purchase Plan may be amended or terminated by the Board of Directors, provided that approval of stockholders will be obtained to the extent that applicable law (including, without limitation, the Securities Exchange Act of 1934, as amended, and the Code) so requires.



    1989 STOCK OPTION PLAN. The Company's 1989 Stock Option Plan (the "1989 Option Plan") was adopted by the Board of Directors and approved by the Company's stockholders on July 7, 1989 and has been amended from time to time solely to reserve additional shares for future awards. At September 24, 1996 a total of 191,601 shares of Common Stock were reserved for future issuance under the 1989 Option Plan. The 1989 Option Plan is administered by the Compensation Committee. Under the 1989 Option Plan, options may be granted to employees, consultants, and directors. Only employees may receive incentive stock options, which are intended to qualify for certain favorable tax treatment. The exercise price of incentive stock options under the 1989 Option Plan must equal the fair market value (as defined in the 1989 Option Plan) of the Common Stock on the date of grant. Options granted under the 1989 Option Plan generally vest on an annual basis over three or four years, and must be exercised within ten years. Certain outstanding options granted to directors and consultants under the 1989 Option Plan vest and become fully exercisable upon the closing of this offering. The 1989 Option Plan will terminate on the earlier to occur of July 6, 1999 or the date on which all shares available for issuance under the 1989 Option Plan shall have been issued pursuant to the exercise or cancellation of options thereunder.

    INCENTIVE SAVINGS PLAN. The Company has in effect an Incentive Savings Plan (the "Savings Plan"), which is a tax-qualified defined contribution plan for employees meeting certain eligibility requirements. The Savings Plan permits employees to elect to contribute up to 13% of their compensation to the Savings Plan. The Company makes a matching contribution of one-third of the participant's before-tax contribution for each calendar year, up to the lesser of 6% of such participant's compensation for such calendar year, or the statutory maximum (adjusted annually). Participants are vested in contributions to the Incentive Savings Plan in proportions of 20%, 40%, 60%, 80% and 100% after completion of one, two, three, four and five years of service, respectively. Benefits are generally distributed after termination of employment in the form of a lump sum.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS


    In fiscal 1996, the Compensation Committee of the Company was comprised of William E. Freeman and Richard A. Doppelt. During such period, Mr. Freeman also served as Chairman of the Board of Directors and Chief Executive Officer of the Company.


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT


    The Company has an employment agreement with Charles R. Cumello (the "Cumello Agreement"), dated as of April 10, 1995, which provides for Mr. Cumello's employment as President and Chief Operating Officer at an annual base salary of $175,000 effective through December 31, 1995 and $280,000, effective as of January 1, 1996 (which amount was subsequently increased by the Board of Directors to $295,000). In addition, pursuant to the Cumello Agreement, Mr. Cumello was awarded a cash bonus of $28,000 for fiscal 1996, and is eligible for future annual cash bonuses of up to $140,000. Furthermore, Mr. Cumello has been awarded options to purchase 140,560 shares of Common Stock exercisable at $2.49 which vest in four equal annual installments commencing on April 10, 1996. In the event the Cumello Agreement is terminated other than for "cause" (as defined in the Cumello Agreement), Mr. Cumello is entitled to receive his then-in-effect base salary and any applicable bonus for the 12 calendar months following termination. In the event the Cumello Agreement is terminated for "cause," or if Mr. Cumello terminates the Cumello Agreement, Mr. Cumello shall be entitled to receive any unpaid salary (and, if terminated by Mr. Cumello, any unpaid bonus) accrued as of the date of such termination, together with reimbursements for certain expenses. The initial term of the Cumello Agreement was automatically renewed on March 31, 1996, and will automatically renew for successive one-year periods thereafter without further action on the part of the Company or Mr. Cumello unless notice of non-renewal is given by either of them to the other at least 30 days prior to the end of the then current term. Finally, the Cumello Agreement contains a covenant not to compete on the part of Mr. Cumello for a period of one calendar year commencing as of the termination of Mr. Cumello's employment.



    The Company entered into an agreement with Mr. J. Bayard Kelly dated as of July 30, 1996 (the "Kelly Agreement") pursuant to which Mr. Kelly will serve as a consultant to the Company through March 31, 1998. Pursuant to the terms of the Kelly Agreement, until March 31, 1997, Mr. Kelly serves the Company as a full-time consultant, receives an annual salary of $200,000 and remains eligible for an annual performance bonus of up to a maximum of $50,000. From April 1997 until March 31, 1998, pursuant to the Kelly Agreement, Mr. Kelly will perform consulting services to the Company on an "as needed" basis and will receive a $100,000 fee and receive all Company benefits for which he is currently eligible (without bonus). In addition, Mr. Kelly was granted 5,000 stock options under the Kelly Agreement for the successful transition of his position with the Company.


LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

    The Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which such director derived any improper personal benefit.


    The Company's Restated Certificate of Incorporation and By-Laws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.


    The Company believes that these provisions will assist it in attracting and retaining qualified individuals to serve as directors and officers.

                              CERTAIN TRANSACTIONS


    In October 1995, the Company made a bridge loan to Charles R. Cumello, President of the Company, in the original principal amount of $175,000, bearing interest per annum at the prime rate of Bank One, to assist with relocation expenses. The full amount of the loan was paid by Mr. Cumello in August 1996.



    In October 1996, the Company made a bridge loan to Thomas W. Stoltz, Vice President, Finance of the Company in the original principal amount of $100,000, bearing no interest, to assist with relocation expenses. The full amount of the loan is currently outstanding and is due no later than October 25, 1997.



    Since 1990, the Company has, from time to time, purchased merchandise from overseas suppliers through TRIWEF Corporation/Triad Sales International ("Triad"), an import/export firm which operates overseas buying offices, in which Mr. Freeman retains a beneficial interest. Mr. Freeman was an officer and director of Triad until he resigned as an officer in 1985 and as a director in 1992. Mr. Freeman performs consulting services on occasion to Triad on matters unrelated to the Company's business. The aggregate annual merchandise purchased by the Company from or through Triad amounted to $3,246,000 (representing 8.6% of total purchases) for fiscal 1995 and $3,548,000 (representing 6.2% of total purchases) for fiscal 1996. The Board of Directors (acting without Mr. Freeman) determined that the services provided by Triad are on terms at least as favorable to the Company as those which could have been obtained from unaffiliated third parties.



    The Company and its stockholders are currently parties to certain stockholder agreements, which, among other things, provide for voting arrangements among the stockholders with respect to the election of the Board of Directors. See "Management--Executive Officers and Directors." Upon the conversion of the Convertible Preferred Stock into Common Stock in connection with this offering, the voting provisions of these stockholders agreements will terminate and the rights of the stockholders of the Company in connection therewith shall cease.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of November 19, 1996, and as adjusted to reflect the sale of Common Stock offered hereby, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) all directors and executive officers as a group and (v) each Selling Stockholder.



                                                                   SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                     OWNED PRIOR TO       NUMBER OF         OWNED AFTER
                                                                     OFFERING(1)(2)        SHARES        OFFERING(1)(2)(3)
                                                                  ---------------------     BEING     -----------------------
NAME AND ADDRESS                                                    NUMBER     PERCENT     OFFERED      NUMBER      PERCENT
----------------------------------------------------------------  ----------  ---------  -----------  ----------  -----------
Garlen Investments Limited......................................   1,131,708      27.8%      67,340    1,064,368        16.1%
  c/o Jarir Investments
  Post Office Box 3196
  Riyadh 11471
  Saudi Arabia
Allstate Insurance Company(4)...................................     873,356      21.5%      --          873,357        13.2%
  3075 Sanders Road
  Allstate Plaza
  Northbrook, IL 60062
Jasmine Trustees Ltd. ..........................................     381,398       9.4%      --          381,398         5.8%
  Post Office Box 675
  Vine Street Chambers
  Vine Street, St. Helier
  Jersey, Channel Islands
  United Kingdom
Bessemer Venture Partners FCOA..................................     374,250       9.2%      --          374,250         5.7%
  83 Walnut Street
  Wellesley Hills, MA 02181
Othman M. Al Rasheed............................................     286,501       7.0%      16,470      270,031         4.1%
  c/o Jarir Investments
  Post Office Box 3196
  Riyadh 11471
  Saudi Arabia
Sirrom Capital Corporation(5)...................................     119,371       2.9%      50,000       76,571       *
Richard E. Bruce................................................      46,786       1.1%      12,000       34,786       *
William E. Freeman(6)...........................................     221,683       5.3%      --          221,683         3.3%
J. Bayard Kelly(7)..............................................     188,109       4.6%    40,160        147,949         2.2%
Michael I. Barach(8)............................................      20,080      *          --           20,080       *
Richard A. Doppelt(8)...........................................      20,080      *          --           20,080       *
Bart A. Brown, Jr.(8)...........................................      20,080      *          --           20,080       *
Robert C. Blattberg(8)..........................................      20,080      *          --           20,080       *
Stewart M. Kasen(8).............................................      20,080     --          --           20,080       *
James L. Nouss, Jr.(8)..........................................      20,080      *          --           20,080       *
Charles R. Cumello(9)...........................................      40,360      *          --           40,360       *
Glen J. Franchi(10).............................................      33,734      *          --           33,734       *
Michael Powell(11)..............................................      12,048      *          --           12,048       *
Joseph M. Cabon(12).............................................       5,020      *          --            5,020       *
Robert Krentzman(13)............................................       9,236      *          --            9,236       *
All directors and officers
  as a group (19 persons)(14)...................................     656,873      14.5%      40,160      616,713         8.7%

                                                                   SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                     OWNED PRIOR TO       NUMBER OF         OWNED AFTER
                                                                     OFFERING(1)(2)        SHARES        OFFERING(1)(2)(3)
                                                                  ---------------------     BEING     -----------------------
NAME AND ADDRESS                                                    NUMBER     PERCENT     OFFERED      NUMBER      PERCENT
----------------------------------------------------------------  ----------  ---------  -----------  ----------  -----------
Other Selling Stockholders:
  Richard E. Betke(15)..........................................      20,080      *           8,030       12,050       *
  Lynda Davey(16)...............................................       8,032      *          --            8,032       *
  Gerald L. Gitner(16)..........................................       8,032      *          --            8,032       *
  Robin C. Freeman(15)..........................................      20,080      *           4,000       16,080       *
  Robin C. Freeman(17)..........................................      20,080      *           2,000       18,080       *


------------------------

*   Less than one percent


(1) Based on 4,068,394 shares of Common Stock outstanding prior to this offering.



(2) In computing the number of shares beneficially owned by an organization or individual and the percentage ownership of that organization or individual shares of Common Stock subject to options or warrants held by that organization or individual which are currently exercisable, exercisable within 60 days of November 19, 1996 or exercisable upon an underwritten initial public offering (an "IPO") are deemed outstanding. However, such shares are not deemed outstanding for the purposes of computing the percentage ownership of each other organization or individual.


(3) Based on the additional 2,550,000 shares of Common Stock to be issued by the Company in this offering.


(4) Allstate Insurance Company is the beneficial owner of 873,356 shares of the Common Stock which are held by the following owners of record: Allstate Insurance Company--560,552, Allstate Life Insurance Company--225,498, Continental Trust Company as Trustee for the Allstate Retirement Plan--49,878 and Continental Trust Company as Trustee for the Agents Pension Plan--37,428.



(5) Consists of warrants to purchase 119,371 shares.



(6) Includes options to purchase 80,320 shares which are immediately exercisable and an additional 80,320 shares which will be exercisable upon an IPO.



(7) Includes options to purchase 64,256 shares which are immediately exercisable and an additional 50,200 shares which will be exercisable upon an IPO. All of the Common Stock and options to purchase Common Stock are held in the Revocable Living Trust for J. Bayard Kelly, of which Mr. Kelly is the beneficial owner.



(8) Consists of options to purchase 20,080 shares which are immediately exercisable.



(9) Includes options to purchase 35,140 shares which are immediately exercisable.



(10) Consists of options to purchase 4,016 shares which are immediately exercisable and an additional 29,718 shares which will be exercisable upon an IPO.



(11) Consists of options to purchase 12,048 shares which are immediately exercisable.



(12) Consists of options to purchase 5,020 shares which are immediately exercisable.



(13) Consists of options to purchase 2,008 shares which are immediately exercisable and an additional 7,228 shares which will be exercisable upon an IPO.



(14) Includes options to purchase 298,087 shares which are immediately exercisable and an additional 173,891 shares which will be exercisable upon an IPO.



(15) Consists of options to purchase 20,080 shares which will be exercisable upon an IPO.



(16) Consists of options to purchase 4,016 shares which are immediately exercisable.



(17) As Custodian under NJUGMA for Andrea St. John Freeman; consists of options to purchase 20,080 shares which are immediately exercisable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    As of the date of this Prospectus, the authorized capital stock of the Company consists of (i) 1,600,000 shares of Common Stock, of which 232,500 shares are issued and outstanding, (ii) 205,000 shares of Non-Voting Common Stock, none of which are issued and outstanding, and (iii) 84,750 shares of Convertible Preferred Stock, of which 78,550 shares are issued and outstanding. Upon the effectiveness of the Registration Statement, each share of Convertible Preferred Stock will be converted into ten shares of Common Stock, or an aggregate of 780,550 shares of Common Stock, and each share of Non-Voting Common Stock will be converted into one share of Common Stock. Immediately prior to the consummation of this offering, the capital stock of the Company will automatically split on a one to 4.016 basis and there will be issued and outstanding 4,068,394 shares of Common Stock. Upon conversion of the Convertible Preferred Stock and Non-Voting Common Stock, all of the rights and designations of the Convertible Preferred Stock and Non-Voting Common Stock, respectively, will be automatically cancelled. Simultaneously therewith, the Company will file a Restated Certificate of Incorporation with the Secretary of State of Delaware providing for authorized capital stock of (i) 50,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock. In addition, the Restated Certificate of Incorporation will provide for the redesignation of the Common Stock from no par value per share to $0.01 par value per share.



    The following description provides a summary of the material rights and limitations relating to ownership of the Company's capital stock. For a complete legal description of the Company's capital stock, reference should be made to the Restated Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws"), copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK


    Upon consummation of the offering of the shares of Common Stock offered hereby, there will be 6,618,394 shares of Common Stock outstanding. An aggregate of 1,064,641 shares of Common Stock are issuable upon exercise of outstanding stock options and 191,601 shares of Common Stock are reserved for issuance under the 1989 Stock Option Plan and the Purchase Plan. All outstanding shares of Common Stock are, and the shares to be issued in this offering will be, fully paid and non-assessable. Each share of Common Stock is entitled to one vote on matters for which a vote is required or allowed, and the Common Stock does not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock upon its designated issuance, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference of the Preferred Stock, if any, then outstanding. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any Preferred Stock that the Company may designate and issue in the future. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemptive or sinking fund provisions applicable to the Common Stock.


PREFERRED STOCK


    Upon consummation of this offering, under the Restated Certificate of Incorporation, the Board of Directors will have the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 10,000,000 shares of Preferred Stock from time to time in one or more series with such designations, powers, rights, preferences, qualifications, limitations and restrictions as the Board of Directors may determine, including dividend rates and priority redemption provisions, liquidation preferences, sinking fund provisions, conversion rights, voting rights and the number of shares constituting any series of Preferred Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) restriction of Common Stock dividends if Preferred Stock dividends have not been paid, (ii) dilution of the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock or (iii) prevention of current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate of Incorporation or for any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor and could have the effect of delaying, deferring or preventing a change of control of the Company.


CERTAIN ANTI-TAKEOVER MATTERS



    The Company is subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any person (together with affiliates and associates) acquiring 15% or more of the voting stock of the Company (an "interested stockholder") for a period of three years following the date of such acquisition, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203, (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made such person an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an interested stockholder involving the assets or stock of the corporation or its majority owned subsidiaries and transactions that increase an "interested stockholder's" percentage ownership of stock.
Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.



    Under the Restated Certificate of Incorporation, special meetings of the stockholders may only be called by resolution of the Board of Directors or by the Chairman of the Board of Directors or President; provided, however, special meetings of the stockholders shall also be called by the Chairman of the Board of Directors, President or Secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the members of the Board of Directors or a majority of the stockholders.



    The Restated Certificate of Incorporation also provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Company may be taken except at a duly called meeting of the stockholders of the Company, or upon the unanimous written consent of the stockholders entitled to vote at such meeting. Further, stockholders may only propose actions to be taken by the Company and nominate members of the Board of Directors upon 90 days' prior written notice to the Company.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Registrar and Transfer Company of Cranford, New Jersey.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the offering, the Company will have 6,618,394 shares of Common Stock outstanding. All shares of Common Stock being sold hereby will be freely tradable without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company which will be subject to the resale limitations under Rule 144 under the Securities Act ("Rule 144"). All remaining shares were issued and sold by the Company in private transactions and are "restricted" stock within the meaning of Rule 144. Consequently, such shares may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, such as Rule 144 or Rule 144A under the Securities Act ("Rule 144A").



    The Company, and each of its executive officers, directors and consultants and all stockholders of the Company and certain key employees who hold options to purchase 642,560 shares of Common Stock, and holders of the Subordinated Debentures who hold warrants to purchase 195,594 shares of Common Stock, have agreed not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock) until the end of the Lock-Up Period without the prior written consent of Alex. Brown & Sons Incorporated, except with respect to the Company and the Selling Stockholders, for the sale of shares of Common Stock offered hereby. Following the expiration of the Lock-Up Period, 3,868,394 shares of Common Stock may be sold pursuant to a registration statement or an exemption from registration, including Rule 144 under the Securities Act. See "Underwriting."


    In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned "restricted" shares (as defined under Rule 144) for at least two years, and any affiliate who owns shares that are not "restricted" shares, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock reported through the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, a stockholder who is not deemed an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his shares for at least three years, is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company. Rule 144A under the Securities Act permits the immediate sale by the current holders of "restricted" shares of all or a portion of their shares to certain qualified institutional buyers, as defined in Rule 144A.

    The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would accelerate by one year the dates on which shares of Common Stock will become eligible for resale described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

    Any employee, officer or director of or consultant to the Company who was granted options or purchased his or her shares upon exercise of such options pursuant to a written compensatory plan or contract ("Rule 701 Shares") is entitled to rely upon the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 Shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 Shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus.

    The Company has granted options to purchase 1,064,641 shares of Common Stock to certain sponsors, directors, officers, consultants and key employees pursuant to the Company's 1989 Stock Option Plan.


    After this offering, subject to the lock-up agreements described herein, holders of 3,868,394 shares of Common Stock and the holders of the Subordinated Debentures, who hold warrants to acquire 195,594 shares of Common Stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

    The Company intends to file a Registration Statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the 1989 Stock Plan and the 1996 Stock Purchase Plan. Shares of Common Stock issued under either plan after the effective date of such Registration Statement generally will be available for sale in the open market by holders who are not affiliates of the Company.


    Holders of 3,868,394 shares of Common Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under Securities Act. In the event that the Company proposes to register any of its securities under the Securities Act, other than pursuant to a Demand Registration (as defined below) and the form used to register such securities may be used for the registration of Registrable Securities, the holders of Registrable Securities are entitled, subject to certain conditions and limitations, to include such Registrable Securities in such registration. All holders of Registrable Securities have agreed to not exercise any registration rights in connection with this offering and until the expiration of the Lock-Up Period without the prior written consent of Alex. Brown & Sons Incorporated. In addition, holders of a majority of each class (representing each series of Convertible Preferred Stock which was converted into Common Stock) of Registrable Securities (representing an aggregate of at least $7.5 million Registrable Securities) are entitled to request (on two occasions) subject to certain conditions, that the Company register under the Securities Act on a registration statement on Form S-1 (or any similar long form) all or a portion of their Registrable Securities (a "Long Form Demand Registration"). The holders of a majority of each class of Registrable Securities may also request an unlimited number of registrations under the Securities Act on a registration statement on Form S-2 or S-3 (or any similar short form) (a "Short Form Demand Registration" and together with a Long Form Demand Registration, a "Demand Registration").



    Holders of the Subordinated Debentures also hold warrants to acquire 195,594 shares of Common Stock and are entitled to certain rights with respect to the registration of such shares. In the event that the Company proposes to register any of its securities under the Securities Act, other than pursuant to a Demand Registration, and the form used to register such securities may be used for the registration of the shares of Common Stock underlying such warrants, such holders are entitled, subject to certain conditions and limitations, to include such shares of Common Stock in such registration. The holders of the Subordinated Debentures have agreed to not exercise any registration rights in connection with this offering and until the expiration of the Lock-Up Period without the prior written consent of Alex. Brown & Sons Incorporated.


    Prior to this offering, there has been no public market for the Common Stock and there can be no assurances with respect to the effect, if any, that public sales of shares or the availability of shares will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales may occur, could adversely affect the market price. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated and Piper Jaffray Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Alex. Brown & Sons Incorporated..................................................
Piper Jaffray Inc................................................................

    Total........................................................................   2,750,000
                                                                                   ----------
                                                                                   ----------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of
$         per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $         per share to certain other dealers. After
the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase, pro rata, up to 412,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,750,000, and the Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,750,000 shares are being offered.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company and each of its directors, executive officers and consultants and all of its stockholders and certain key employees who hold options to purchase 642,560 shares of Common Stock and holders of warrants to purchase 195,594 shares of Common Stock have agreed not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of any of shares of Common Stock (or any securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock) for a period of 180 days after the date of this Prospectus without the prior consent of the Alex. Brown & Sons Incorporated. See "Shares Eligible for Future Sale."



    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.



    At the request of the Company, the Underwriters have reserved up to 258,000 shares of Common Stock for sale at the initial public offering price to certain employees and other persons designated by the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.



    Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.


                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Pitney, Hardin, Kipp & Szuch, Morristown, New Jersey. Certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS


    The financial statements and schedule as of July 1, 1995 and June 29, 1996, and for each of the years in the three-year period ended June 29, 1996, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    A Registration Statement on Form S-1 under the Securities Act relating to the Common Stock offered hereby has been filed by the Company with the Commission in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located in New York at Seven World Trade Center, New York, N.Y. 10007 and in Chicago at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The site and this Registration Statement may be accessed at http: //www.sec.gov. Copies of the Registration Statement may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                              PAGE
                                                                                                           -----------
ANNUAL
Independent Auditors' Report.............................................................................         F-2
Consolidated Balance Sheets as of July 1, 1995 and June 29, 1996.........................................         F-3
Consolidated Statements of Income for the fiscal years ended June 30, 1994, July 1, 1995 and June 29,
  1996...................................................................................................         F-4
Consolidated Statements of Stockholders' Equity for the fiscal years ended June 30, 1994, July 1, 1995
  and June 29, 1996......................................................................................         F-5
Consolidated Statements of Cash Flows for the fiscal years ended June 30, 1994, July 1, 1995 and June 29,
  1996...................................................................................................         F-6
Notes to Consolidated Financial Statements...............................................................         F-7

INTERIM
Consolidated Balance Sheets as of June 29, 1996 and September 28, 1996 (unaudited).......................        F-19
Consolidated Statements of Income for the 13-week periods ended September 30, 1995 and September 28, 1996
  (unaudited)                                                                                                    F-20
Consolidated Statements of Cash Flows for the 13-week periods ended September 30, 1995 and September 28,
  1996 (unaudited).......................................................................................        F-21
Notes to Consolidated Financial Statements (unaudited)...................................................        F-22

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Factory Card Outlet Corp.


    We have audited the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of July 1, 1995 and June 29, 1996, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 29, 1996. These consolidated financial statements are the responsibility of the management of Factory Card Outlet Corp. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Factory Card Outlet Corp. and subsidiary as of July 1, 1995 and June 29, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 29, 1996 in conformity with generally accepted accounting principles.


                                          /s/ KPMG PEAT MARWICK LLP



Chicago, Illinois
September 30, 1996, except as to Note 12,
"Subsequent Events--Stock Split," which
is as of November 19, 1996

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


                                                                                        JULY 1,       JUNE 29,
                                                                                         1995           1996
                                                                                     -------------  -------------
                                                     ASSETS

Current assets:
  Cash.............................................................................  $     515,212  $     202,344
  Accounts receivable..............................................................         29,152        248,888
  Due from related parties.........................................................         92,844        187,711
  Inventories......................................................................     25,013,222     41,803,820
  Prepaid expenses.................................................................        388,490        603,647
  Deferred income taxes............................................................        147,132        302,490
                                                                                     -------------  -------------
        Total current assets.......................................................     26,186,052     43,348,900
Fixed assets, net..................................................................     10,178,726     14,923,891
Deferred financing costs...........................................................             --        244,405
Deferred income taxes..............................................................        318,579        312,052
Other assets.......................................................................        117,758        250,594
                                                                                     -------------  -------------
        Total assets...............................................................  $  36,801,115  $  59,079,842
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term obligations......................................  $     534,036  $     676,012
  Accounts payable.................................................................      6,125,670     12,125,070
  Due to related parties...........................................................      2,017,990      3,679,887
  Income taxes payable.............................................................         41,699        282,771
  Accrued expenses.................................................................      1,842,098      2,980,656
                                                                                     -------------  -------------
        Total current liabilities..................................................     10,561,493     19,744,396
Revolving credit note payable......................................................      5,800,000     13,127,155
Secured subordinated debentures, net of discount...................................             --      4,720,865
Long-term debt.....................................................................        751,661        664,223
Capital lease obligations..........................................................         74,854        137,561
Deferred rent liabilities..........................................................      2,973,018      3,561,851
                                                                                     -------------  -------------
        Total liabilities..........................................................     20,161,026     41,956,051
                                                                                     -------------  -------------
Stockholders' equity:
  Preferred stock Series A and B convertible, $.01 par value. Authorized: Series
    A--20,000 shares and Series B--34,750. Issued and outstanding shares: Series
    A--20,000 shares and Series B--32,416 shares...................................     14,456,506     14,456,506
  Common stock, no par value, Voting class--1,600,000 shares authorized; 933,720 shares issued and outstanding; non-voting class--205,000 shares authorized, no
    shares issued or outstanding...................................................      2,636,750      3,050,211
  Accumulated deficit..............................................................       (453,167)      (382,926)
                                                                                     -------------  -------------
        Total stockholders' equity.................................................     16,640,089     17,123,791
                                                                                     -------------  -------------
        Total liabilities and stockholders' equity.................................  $  36,801,115  $  59,079,842
                                                                                     -------------  -------------
                                                                                     -------------  -------------


See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                      YEARS ENDED
                                                                      -------------------------------------------
                                                                        JUNE 30,        JULY 1,       JUNE 29,
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Net sales...........................................................  $  37,341,134  $  63,174,091  $  94,589,013
  Cost of sales and occupancy.......................................     23,227,058     39,756,651     59,139,402
                                                                      -------------  -------------  -------------
Gross profit........................................................     14,114,076     23,417,440     35,449,611
Selling, general and administrative expenses........................     12,875,949     22,316,263     33,732,517
                                                                      -------------  -------------  -------------
  Income from operations............................................      1,238,127      1,101,177      1,717,094
Interest expense....................................................        496,929        411,553      1,528,969
                                                                      -------------  -------------  -------------
  Income before taxes...............................................        741,198        689,624        188,125
Income taxes........................................................        292,093        322,100        117,884
                                                                      -------------  -------------  -------------
  Net income........................................................  $     449,105  $     367,524  $      70,241
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Net income per common and common equivalent share.................  $        0.13  $        0.08  $        0.01
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Weighted average common and common equivalent shares
    outstanding.....................................................      3,428,100      4,879,326      5,100,556
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                              PREFERRED STOCK            COMMON STOCK                           TOTAL
                                          ------------------------  -----------------------   ACCUMULATED   STOCKHOLDERS'
                                           SHARES       AMOUNT       SHARES       AMOUNT        DEFICIT        EQUITY
                                          ---------  -------------  ---------  ------------  -------------  -------------
Balance at June 30, 1993................     20,000  $   2,823,163    803,200  $  2,000,000  $  (1,015,711) $   3,807,452
Net income..............................         --             --         --            --        449,105        449,105
Series A convertible preferred stock
  accreted redemption...................         --        254,085         --            --       (254,085)            --
                                          ---------  -------------  ---------  ------------  -------------  -------------
Balance at June 30, 1994................     20,000      3,077,248    803,200     2,000,000       (820,691)     4,256,557
Net income..............................         --             --         --            --        367,524        367,524
Issuance of Series B convertible
  preferred stock.......................     32,416     11,379,258         --            --             --     11,379,258
Common stock issued in lieu of
  interest..............................         --             --     66,264       236,750             --        236,750
Acquisition of subsidiary minority
  interest..............................         --             --     64,256       400,000             --        400,000
                                          ---------  -------------  ---------  ------------  -------------  -------------
Balance at July 1, 1995.................     52,416     14,456,506    933,720     2,636,750       (453,167)    16,640,089
Net income..............................         --             --         --            --         70,241         70,241
Additional paid in capital attributable
  to common stock warrants..............         --             --         --       413,461             --        413,461
                                          ---------  -------------  ---------  ------------  -------------  -------------
Balance at June 29, 1996................     52,416  $  14,456,506    933,720  $  3,050,211  $    (382,926) $  17,123,791
                                          ---------  -------------  ---------  ------------  -------------  -------------
                                          ---------  -------------  ---------  ------------  -------------  -------------


          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                      YEARS ENDED
                                                                       -----------------------------------------
                                                                         JUNE 30,      JULY 1,       JUNE 29,
                                                                           1994          1995          1996
                                                                       ------------  ------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $    449,105  $    367,524  $      70,241
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization of fixed assets....................       808,164     1,446,370      2,544,310
    Amortization of deferred financing costs and debt discount.......            --            --        221,948
    Amortization of organization costs...............................        76,578         7,393          6,644
    Accrual of stock on subordinated debentures and bridge loan......        91,568        11,849             --
    Deferred income taxes............................................      (131,752)      (55,266)      (148,831)
    Loss (gain) on the disposal of equipment and vehicles............        18,304        (2,210)        37,439
    Change in assets and liabilities:
      Decrease (increase) in assets:
        Accounts receivable..........................................       136,024        48,600       (314,603)
        Inventories..................................................    (5,132,846)   (9,131,663)   (16,790,598)
        Prepaid expenses.............................................      (188,547)      (78,267)      (215,157)
        Other assets.................................................          (796)       21,390       (139,480)
      Increase (decrease) in liabilities:
        Accounts payable.............................................     1,414,275     1,823,227      7,661,297
        Accrued expenses.............................................       539,786       790,944      1,138,558
        Deferred rent liabilities....................................       609,803       917,606        588,833
        Income taxes payable.........................................       128,292      (287,109)       241,072
                                                                       ------------  ------------  -------------
Net cash used in operating activities................................    (1,182,042)   (4,119,612)    (5,098,327)
                                                                       ------------  ------------  -------------
Net cash used in investing activities--purchase of fixed assets......    (2,224,332)   (6,864,952)    (7,071,427)
                                                                       ------------  ------------  -------------
Cash flows from financing activities:
  Borrowings under revolving credit note.............................     3,879,980     7,550,000     36,976,955
  Repayment of borrowings under revolving credit note................    (1,500,000)   (6,550,000)   (29,649,800)
  Proceeds (payment) of bridge loan..................................     1,500,000    (1,500,000)            --
  Payments of long-term debt.........................................      (276,230)     (432,447)      (538,242)
  Proceeds from issuance of subordinated debentures..................            --            --      4,667,973
  Payment of subordinated debentures.................................       (50,000)     (450,000)            --
  Proceeds from issuance of Series B convertible preferred stock.....            --    11,379,258             --
  Proceeds from term loan............................................            --     1,100,000        400,000
                                                                       ------------  ------------  -------------
Net cash provided by financing activities............................     3,553,750    11,096,811     11,856,886
                                                                       ------------  ------------  -------------
Net increase (decrease) in cash......................................       147,376       112,247       (312,868)
Cash at beginning of year............................................       255,589       402,965        515,212
                                                                       ------------  ------------  -------------
Cash at end of year..................................................  $    402,965  $    515,212  $     202,344
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------


          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION


    The consolidated financial statements include the accounts of Factory Card Outlet Corp. (the "Company") and its wholly owned subsidiary, Factory Card Outlet of America, Ltd. ("FCO"). FCO is a chain of company-owned superstores offering an extensive selection of party supplies, greeting cards, gift wrap, and other special occasion merchandise at everyday value prices in 13 states, primarily in the Midwest and mid-Atlantic regions of the United States.


    All intercompany balances have been eliminated in consolidation.

FISCAL YEARS

    In 1995, the Company adopted a policy in which its fiscal year ends on the Saturday closest to June 30. The years ended July 1, 1995 and June 29, 1996, referred to as fiscal 1995 and 1996, respectively, each reflect a 52-week period. The year ended June 30, 1994 was a 365-day fiscal year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and related disclosures. Actual results could differ from those estimates.

INVENTORIES


    Inventories are stated at the lower of average cost or net realizable value. All inventory is merchandise inventory. Cost has been determined by the retail method of accounting for inventories. In determining the cost of inventory, the Company includes costs incurred to purchase, store and distribute goods prior to sale.


FIXED ASSETS

    Fixed assets are stated at cost. Depreciation and amortization of fixed assets is computed as follows:

                                                      METHOD                   ESTIMATED USEFUL LIFE
                                                  --------------  ------------------------------------------------
Fixtures and equipment..........................  Straight-line   3 to 10 years
Leasehold improvements..........................  Straight-line   Remaining initial term of the leases


    Amortization related to capital leases is included in depreciation and amortization. Software costs are capitalized and amortized on a straight-line basis over a three- or five-year period. Unamortized software costs included in fixtures and equipment were $974,017 and $1,310,047 as of July 1, 1995 and June 29, 1996, respectively. Amortization of these software costs was $45,201 and $337,187 for the fiscal years ended July 1, 1995 and June 29, 1996, respectively.


ORGANIZATION COSTS


    Organization costs were amortized using the straight-line method over a five-year period. Accumulated amortization was $368,366 and $375,010 as of July 1, 1995 and June 29, 1996, respectively. At June 29, 1996, all organization costs were fully amortized.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company and its wholly owned subsidiary, FCO, file a consolidated Federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

DEFERRED RENT LIABILITIES

    Certain of the Company's operating leases provide for scheduled increases in base rentals over their terms. For these leases, the Company recognizes the total rental amounts due over the lease terms on a straight-line basis and, accordingly, has established corresponding deferred rent liabilities for the differences between the amounts recognized and the amounts paid. The Company also receives certain lease incentives, primarily construction allowances. These allowances have been deferred and are amortized on a straight-line basis over the life of the lease as reductions of rent expense.

STORE PREOPENING EXPENSES


    Store preopening costs, which include advertising, labor and supply costs, are expensed within the fiscal year in which the related store is opened. Prepaid expenses at July 1, 1995 and June 29, 1996, include $61,489 and $57,242, respectively, of preopening costs for stores which have not yet been opened.


ADVERTISING EXPENSES


    The Company expenses advertising costs when the advertising occurs. Advertising production costs incurred before the advertising takes place are recorded as prepaid assets. At July 1, 1995 and June 29, 1996, no amounts were reported as prepaid. For the fiscal years ended June 30, 1994, July 1, 1995, and June 29, 1996, advertising costs were $982,027, $1,464,354, and $2,471,996, respectively.


EARNINGS PER SHARE

    Earnings per share were computed by dividing net income by the weighted average number of common shares and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common shares issuable upon the conversion of the preferred stock and the exercise of warrants and common stock options. Stock options issued during the twelve-month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods presented, even if antidilutive using the treasury stock method and the initial public offering price.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) FIXED ASSETS

                                                                     1995           1996
                                                                 -------------  -------------
Equipment and vehicles.........................................  $  10,452,017  $  16,337,565
Leasehold improvements.........................................      3,389,984      4,578,763
                                                                 -------------  -------------
Total fixed assets.............................................     13,842,001     20,916,328
Less accumulated depreciation and amortization.................      3,663,275      5,992,437
                                                                 -------------  -------------
Fixed assets, net..............................................  $  10,178,726  $  14,923,891
                                                                 -------------  -------------
                                                                 -------------  -------------

(3) DEBT

REVOLVING CREDIT AGREEMENT


    The Company has a revolving credit agreement with its bank which permits the Company to borrow up to a maximum $20,000,000. Advances under the agreement, which expires December 31, 1996, are limited based on inventory levels as defined in the agreement. Amounts outstanding under this and preceding agreements totaled $13,127,155 and $5,800,000 at June 29, 1996 and July 1, 1995,
respectively. Interest is payable monthly at an annual rate equal to the bank's prime rate on the first $15,000,000 of borrowings and the bank's prime rate plus 2 1/2% on the next $5,000,000. The bank's prime rate was 8.25% at June 29, 1996 and 9% at July 1, 1995. A fee of 1/4% per year is assessed on the unused portion of the first $15,000,000 of the line. Borrowings under the revolving credit term note are secured by all business assets of the Company. This agreement contains restrictive covenants, the more significant of which require the maintenance of minimum ratios of total liabilities to net worth and minimum levels of tangible net worth and net working capital.



    In September 1996, the Company entered into a new revolving credit agreement with its bank which permits the Company to borrow up to a maximum $25,000,000. Advances under the agreement, which expires October 1, 1998, are limited based on inventory levels as defined in the agreement. Interest is payable monthly at an annual rate equal to the bank's prime rate. A fee of 0.25% per year is assessed on the unused portion of the line, except that if the unused portion exceeds $20,000,000 the fee increases to 0.4%. Borrowings under the revolving credit term note are secured by all business assets of the Company. This agreement contains restrictive covenants, the more significant of which require the maintenance of minimum ratios of total liabilities to net worth and minimum levels of tangible net worth and net working capital.



SECURED SUBORDINATED DEBENTURES



    On November 15, 1995, the Company entered into a $4,000,000 subordinated debt agreement bearing interest at 12.5%. The debt is scheduled to mature on November 15, 2000. For the first 18 months of the agreement, interest is payable at a rate of 7.5% with the remaining 5% interest accruing until May 1, 1997, when all unpaid interest is due and payable. At the time of issuance, the lender received a warrant for the right to purchase 95,010 shares of the Company's nonvoting common stock exercisable until November 30, 2000, at $0.0025 per share. The number of shares available under the warrant increases over the term of the debt. If the debt remains outstanding until maturity, the lender will have the right to purchase a total of 215,659 shares.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) DEBT (CONTINUED)

    In June, 1996, the subordinated debt agreement was amended to increase the borrowings by $1,000,000. The additional borrowings bear interest at 12.5%, which is payable monthly. The lender also received a warrant to puchase 24,361 shares of the Company's nonvoting common stock exercisable until July 31, 2001, at $.0025 per share. The additional borrowing is scheduled to mature June 27, 2001.



    The fair market value of the warrants issued under the agreement was $413,461 and was recorded as additional paid in capital on common stock and as a discount on the face amount of the debt. The total amortization of the discount and the related financing costs were $134,326 and $87,622, respectively, for the fiscal year ended June 29, 1996.


LONG-TERM DEBT

    Long-term debt consists principally of a term loan agreement and motor vehicle and equipment loans.

                                                                        1995          1996
                                                                    ------------  ------------
Term loan.........................................................  $  1,100,000  $  1,099,152
Various installment notes payable, due in monthly installments through fiscal 2000, each including interest at rates ranging
  from 2.9% to 11.36%, secured by motor vehicles..................       148,273       118,276
                                                                    ------------  ------------
Total long-term debt..............................................     1,248,273     1,217,428
Less current maturities of long-term debt.........................       496,612       553,205
                                                                    ------------  ------------
Long-term portion.................................................  $    751,661  $    664,223
                                                                    ------------  ------------
                                                                    ------------  ------------


    On May 1, 1995 the Company entered into a term loan agreement with a bank for $1,500,000. The term loan is secured by computer equipment and software. Interest on the amount borrowed is calculated at a fixed rate of 8.08%. Payments of principal and interest began July 31, 1995 and continue through June 30, 1998.


    Maturities of long-term debt for each of the next five years are as follows:

FISCAL YEAR                                                                          AMOUNT
--------------------------------------------------------------------------------  ------------
1997............................................................................  $    553,205
1998............................................................................       649,288
1999............................................................................        11,620
2000............................................................................         3,315
2001............................................................................            --
                                                                                  ------------
Total...........................................................................  $  1,217,428
                                                                                  ------------
                                                                                  ------------


    On April 20, 1994, the Company entered into a term loan agreement for $1,500,000 with one of the Company's shareholders. This term loan matured and was repaid on July 20, 1994. Interest on this loan accrued at a rate of 12% on the outstanding and unpaid principal amount and was paid in common stock. In addition, the Company paid a facility fee at maturity, as specified in the term loan agreement.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) DEBT (CONTINUED)

    Subordinated debentures issued during fiscal year 1991, held by shareholders and directors of the Company, matured on July 20, 1994. Interest on the debentures accrued at the rate of 8.032 shares of common stock per quarter for each $1,000 of debentures. Common stock totaling $236,750 was issued upon maturity of the debentures in fiscal 1995.


(4) LEASE COMMITMENTS

    The Company, through its FCO subsidiary, conducts substantially all of its operations using leased premises. Store and office leases provide that real estate taxes, insurance, maintenance, and operating expenses are obligations of FCO and/or the Company. Certain store leases also provide for contingent rentals based on sales in excess of specified minimums.


    The cost of fixed assets held under capital leases and included in fixed assets was $166,841 and $416,879 at July 1, 1995 and June 29, 1996,
respectively. Accumulated amortization related to such fixed assets was $34,513 and $77,628 at July 1, 1995 and June 29, 1996, respectively. Fixed assets held under capital leases consists principally of office and warehouse equipment.


    The following is a schedule of future minimum lease payments for capital and operating leases with initial or remaining terms in excess of one year as of June 29, 1996:

                                                                                        CAPITAL      OPERATING
FISCAL YEAR                                                                              LEASES        LEASES
-------------------------------------------------------------------------------------  ----------  --------------
1997.................................................................................  $  145,129  $   12,174,062
1998.................................................................................      89,372      12,918,620
1999.................................................................................      42,508      12,167,600
2000.................................................................................      21,080      11,739,569
Thereafter...........................................................................          --      52,973,872
                                                                                       ----------  --------------
Total minimum lease payments.........................................................     298,089     101,973,723
Less amount representing interest....................................................      37,721              --
                                                                                       ----------  --------------
Present value of net minimum lease payments (including long-term obligations of
  $137,561...........................................................................  $  260,368  $           --
                                                                                       ----------  --------------
                                                                                       ----------  --------------


    Rent expense charged to operations under operating leases was $3,930,191, $5,904,484 and $10,213,885 in fiscal years 1994, 1995 and 1996, respectively.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) INCOME TAXES

    Income tax expense (benefit) consists of:

                                                                               CURRENT     DEFERRED      TOTAL
                                                                              ----------  -----------  ----------
Year ended June 30, 1994:
  U.S. Federal..............................................................  $  331,526  $  (113,489) $  218,037
  State and local...........................................................      92,319      (18,263)     74,056
                                                                              ----------  -----------  ----------
                                                                              $  423,845  $  (131,752) $  292,093
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
Year ended July 1, 1995:
  U.S. Federal..............................................................  $  321,114  $   (52,958) $  268,156
  State and local...........................................................      56,252       (2,308)     53,944
                                                                              ----------  -----------  ----------
                                                                              $  377,366  $   (55,266) $  322,100
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
Year ended June 29, 1996:
  U.S. Federal..............................................................  $  257,675  $  (155,355) $  102,320
  State and local...........................................................       9,040        6,524      15,564
                                                                              ----------  -----------  ----------
                                                                              $  266,715  $  (148,831) $  117,884
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------

    Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following:


                                                                  1994                     1995                     1996
                                                         -----------------------  -----------------------  -----------------------
                                                           DOLLAR      PERCENT      DOLLAR      PERCENT      DOLLAR      PERCENT
                                                         ----------  -----------  ----------  -----------  ----------  -----------
Computed "expected" tax expense........................  $  252,007       34.00%  $  234,472       34.00%  $   63,963       34.00%
Increase in income taxes resulting from:
  State and local income taxes, net of Federal income
    tax benefit........................................      26,406        3.56       37,126        5.38        8,570        4.56
  Non-deductible meals and entertainment...............       5,459        0.74       14,792        2.15       29,729       15.80
  Non-deductible life insurance premiums...............          --          --       12,246        1.78       12,774        6.79
  Non-deductible penalty...............................          --          --       11,751        1.70           --          --
  Other, net...........................................       8,221        1.11       11,713        1.70        2,848        1.51
                                                         ----------       -----   ----------       -----   ----------       -----
Income tax expense.....................................  $  292,093       39.41%  $  322,100       46.71%  $  117,884       62.66%
                                                         ----------       -----   ----------       -----   ----------       -----
                                                         ----------       -----   ----------       -----   ----------       -----

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                1994        1995         1996
                                                                             ----------  ----------  ------------
Deferred tax assets:
  Alternative minimum tax credit...........................................  $  115,854  $  158,393  $    382,682
  Deferred rent liabilities................................................     360,650     444,325       542,593
  Accrued expenses.........................................................     147,552     149,634       209,652
  Inventory shortage reserve...............................................          --          --        92,837
  Debt discount and deferred financing costs...............................          --          --        60,211
                                                                             ----------  ----------  ------------
Total gross deferred tax assets............................................     624,056     752,352     1,287,975
                                                                             ----------  ----------  ------------
Deferred tax liabilities:
  Fixed assets.............................................................     156,563     284,140       673,433
  Overhead capitalized in inventories......................................      57,048       2,501            --
                                                                             ----------  ----------  ------------
Total gross deferred tax liabilities.......................................     213,611     286,641       673,433
                                                                             ----------  ----------  ------------
Net deferred tax asset.....................................................  $  410,445  $  465,711  $    614,542
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

    Management believes that, with respect to deferred tax assets, no valuation allowance was necessary at July 1, 1995 and June 29, 1996. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon these criteria, management has determined that it is more likely than not the Company will realize the benefits of these deductible differences.

(6) STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK--SERIES A AND B


    Series A Convertible Preferred Stock, $.01 par value, was issued on July 10, 1989. Each share of this stock is convertible at the holders' discretion into
40.16 shares of common stock. Prior to the Series B Convertible Preferred Stock offering outlined below, the Series A Convertible Preferred Stock was redeemable at the holders' election at a price equal to the liquidation amount defined in the stock purchase agreement plus 9% compounded annually from July 10, 1989, reduced by any prior distribution amounts. Upon issuance of the Series B Convertible Preferred Stock, accretion related to the Series A Convertible Preferred Stock ceased and the redemption amount was fixed at $3,077,248.



    Effective as of July 15, 1994, the Company entered into a stock purchase agreement whereby it issued its Series B Convertible Preferred Stock, $.01 par value per share. Each share of Series B Convertible Preferred Stock is convertible at the holder's discretion into 40.16 shares of common stock. The Company

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
may require the conversion of all of the outstanding shares of Series B Convertible Preferred Stock into shares of the Company's common stock in the event of an underwritten public offering of shares of the Company's common stock within the guidelines set forth in the stock purchase agreement.

    At any time on or after June 15, 1999 and by majority vote, the Series B Convertible Preferred stockholders have the option to elect to be redeemed as a class. Upon such election, the Company will redeem all Series B Convertible Preferred Stock in two equal installments, the first of which is payable 120 days following such election and the second payable one year thereafter. The redemption provisions in place for the Series A Convertible Preferred Stock were changed in conjunction with the issuance of the Series B Convertible Preferred Stock so that the dates and terms are substantially identical to those of the Series B Convertible Preferred Stock.

    The Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the "preferred stock") are structured as "participating" preferred stock. That is, in the event of liquidation, dissolution, or winding up of the Company, each holder of preferred stock will be entitled to be paid, before any distribution or payment is made upon any junior securities, an amount in cash equal to the aggregate liquidation value of all such holders' shares of preferred stock, as determined in accordance with the terms of the Company's Certificate of Incorporation, plus all accrued and unpaid dividends thereon.

    The holders of preferred stock are entitled to vote with the holders of the Company's common stock on each matter submitted to a vote of the Company's stockholders, with each share of preferred stock having a number of votes equal to the number of votes possessed by the number of shares of common stock into which such share of preferred stock is convertible as of the record date for the determination of stockholders entitled to vote on such matter.

ACQUISITION OF SUBSIDIARY'S MINORITY INTEREST


    In September 1992, the Company entered into an agreement with The Card Mart ("Card Mart"), an entity in which a former director of the Company had a partnership interest, to form FCOA-Baltimore. FCO managed the operations of FCO-Baltimore, a chain of specialty stores in the Baltimore-Washington metropolitan area offering a discount price format consistent with that of FCO's other stores. Because FCOA-Baltimore was a controlled subsidiary, the consolidated financial statements of the Company include the accounts of FCOA-Baltimore.



    In October 1994, FCOA-Baltimore was merged with and into FCO. In connection with the merger, Card Mart, the holder of all of the FCOA-Baltimore preferred stock, received 64,256 shares of the Company's common stock in exchange for its interest in FCOA-Baltimore. The acquisition of this interest was accounted for as a purchase. No goodwill was recognized for this transaction as the book value of the net assets acquired approximated their fair market value.


PREFERRED STOCK

    Preferred stock may be issued from time to time in one or more series at the discretion of the Company's Board of Directors. Different series of preferred stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided. All preferred stock rights are granted at the discretion of the Board of Directors.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
COMMON STOCK

    The voting, dividend, and liquidation rights of the holders of common stock are subject to the rights of the holders of preferred stock of any series. The holders of common stock are entitled to one vote for each share, except for the holders of the non-voting class.

    At June 29, 1996 shares of common stock were reserved for the following purposes:


Conversion of Series A Convertible Preferred Stock...............    803,199
Conversion of Series B Convertible Preferred Stock...............  1,301,821
Exercise of outstanding stock options............................    739,345
Granting of additional stock options.............................    212,446
Warrants convertible to nonvoting common stock...................    119,371
                                                                   ---------
                                                                   3,176,182
                                                                   ---------
                                                                   ---------


DIVIDEND RESTRICTIONS


    The Company must obtain written consent from the holder of the revolving credit note, the holders of the secured subordinated debentures and the consent of a majority of the holders of the outstanding shares of Series A and Series B Convertible Preferred Stock prior to declaring or paying dividends at any time.


(7) STOCK OPTION PLAN

    A stock option plan was approved by the stockholders of the Company in July 1989 to provide additional incentives and opportunities through stock ownership to employees, outside directors and consultants of the Company. Under the plan, incentive stock options may be granted for the purchase of the Company's common stock at an exercise price not less than 100% for the fair market value at the time of grant as determined by the Board of Directors. The term of each option is also determined by the Board of Directors, but shall not be more than ten years from the date of grant. Options are exercisable in accordance with the plan and generally vest at the rate of 20% to 25% per year from the date of grant.


                                                  1994                     1995                     1996
                                         -----------------------  -----------------------  -----------------------
                                          NUMBER    OPTION PRICE   NUMBER    OPTION PRICE   NUMBER    OPTION PRICE
                                         OF SHARES   PER SHARE    OF SHARES   PER SHARE    OF SHARES   PER SHARE
                                         ---------  ------------  ---------  ------------  ---------  ------------
Outstanding at beginning of year.......    261,040   $0.62-2.49     391,560   $0.62-6.23     707,217   $0.62-6.23
Options repurchased by Company.........         --           --     (30,120)        6.23          --           --
Options forfeited......................         --           --          --           --     (40,160)  2.49-6.23
Granted................................    130,520         6.23     345,777   2.49-6.23       72,288         2.49
                                         ---------  ------------  ---------  ------------  ---------  ------------
Outstanding at end of year.............    391,560   $0.62-6.23     707,217   $0.62-6.23     739,345   $0.62-6.23
                                         ---------  ------------  ---------  ------------  ---------  ------------
                                         ---------  ------------  ---------  ------------  ---------  ------------
Vested at end of year..................    283,128   $0.62-6.23     303,208   $0.62-6.23     394,672   $0.62-6.23
Available for future grants at end of
  year.................................    279,112                  244,574                  212,446
                                         ---------                ---------                ---------
                                         ---------                ---------                ---------

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) INCENTIVE SAVINGS PLAN

    The Incentive Savings Plan (the Plan) is a defined contribution plan sponsored by the Company for all eligible employees. Participants of the Plan may elect to contribute between 2% and 13% of their pre-tax base salary, subject to limitations imposed by the Internal Revenue Service.


    The Company makes a discretionary matching contribution to the Plan at the rate of 33% of the first 6% of the participant's contribution. For fiscal years ended 1994, 1995 and 1996, the Company's discretionary matching contributions to the Plan were $34,704, $53,661 and $86,043, respectively. The Plan also allows for a discretionary base contribution to be made by the Company only if it has current or accumulated net profits. No discretionary base contributions have been made by the Company to date.


(9) RELATED-PARTY TRANSACTIONS


    FCO made inventory purchases of $3,246,082 and $3,548,388 in fiscal 1995 and 1996, respectively, from a company which is beneficially owned by a stockholder of the Company who is also a director of the Company. These purchases represented approximately 8.6% and 6.2% of FCO's total inventory purchases in fiscal 1995 and 1996, respectively. At July 1, 1995, FCO had no outstanding amounts payable related to these purchases. At June 29, 1996, FCO owed $186,167 for these purchases.



    During fiscal 1996, FCO entered into a 30-month supply agreement with Fine Art Developments, p.l.c. (Fine Art), a publically owned United Kingdom company, requiring FCO to purchase a minimum of 42% of its greeting card purchases from Fine Art each year. During fiscal 1995 and 1996, FCO purchased $4,700,544 and $4,927,014 of its greeting card purchases from Fine Art. At July 1, 1995 and June 29, 1996, FCO owed $2,017,990 and $3,493,720 to Fine Art for these purchases. In August 1996, Fine Art purchased 2,600 shares of convertible preferred stock of the Company.



    FCO also made wholesale sales of merchandise to Card Mart of approximately $200,370 in fiscal 1994 and $282,246 in fiscal 1995. Included in the accounts receivable balance at July 1, 1995 is approximately $41,325, relating to these sales. FCOA-Baltimore engaged Card Mart to provide management and consulting services, which subsequent to the merger of FCO and FCOA-Baltimore have been discontinued. Management fees for fiscal years 1994, 1995 and 1996 were $270,723, $168,929 and $30,000, respectively.



    During fiscal 1996, the Company made a loan in the amount of $175,000 to its President and Chief Executive Officer to assist with relocation expenses. The loan bears interest at the prime rate of the Company's bank. The principal balance of the loan was repaid in August 1996.


(10) SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                1994        1995         1996
                                                                             ----------  ----------  ------------
Cash paid during the fiscal year for:
  Interest.................................................................  $  403,799  $  634,910  $  1,173,344
  Income taxes.............................................................     125,864     688,574        26,276

    Supplemental disclosure of non-cash financing activities:


    Capital lease obligations incurred and notes payable on vehicle purchases were $188,748, $191,938 and $255,487 in fiscal years 1994, 1995 and 1996, respectively.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)

    The Company incurred charges of $91,568 in fiscal 1994 and $11,849 in fiscal 1995 in lieu of interest on the subordinated debentures and the bridge loan. Accrued interest of $236,750 was repaid through the issuance of $236,750 of common stock in fiscal 1995.



    Additional paid in capital of $413,461 was recognized for the common stock warrants issued during fiscal 1996.



    The Company exchanged FCOA-Baltimore preferred stock of $400,000 to the Company's common stock of $400,000 in fiscal 1995.



    Accretion on Series A convertible preferred stock was $254,085 in fiscal
1994.


(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments at July 1, 1995 and June 29, 1996 include trade accounts receivable, trade accounts payable, revolving credit term note payable, subordinated debentures, capital lease obligation and long-term debt. The carrying value of trade accounts receivable, trade accounts payable and revolving credit term note payable approximates fair value because of the short maturity of these instruments. The fair value of the Company's subordinated debentures, capital lease obligations and long-term debt has been determined based on discounted cash flows using current interest rates of similar instruments and are not materially different from their financial statement carrying values.

(12) SUBSEQUENT EVENTS

SECURED SUBORDINATED DEBT


    On July 2, 1996, the Company issued $3,000,000 of secured subordinated debt bearing annual interest at 12.5%. The debt is scheduled to mature on July 2, 2001. For the first six months of the agreement, interest will be payable at a rate of 7.5% with the remaining 5% interest accruing until February 1, 1997, when all unpaid interest is due and payable. At the time of issuance, the lender received a warrant for the right to purchase 76,223 shares of non-voting common stock exercisable until July 1, 2001 at $0.0025 per share. The number of shares available under the warrant increases over the term of the debt. If the debt remains outstanding until maturity, the lender will have the right to purchase a total of 167,688 shares.


SERIES C CONVERTIBLE PREFERRED STOCK


    On August 2, 1996, 25,639 shares of Series C Convertible Preferred Stock, $0.01 par value, were issued in the amount of $9,730,000. The conversion, redemption and other provisions of this series of preferred stock are identical to that of the Series A and Series B Convertible Preferred Stock.


CONSTRUCTION OF NEW DISTRIBUTION AND OFFICE FACILITY

    The Company is currently negotiating a lease for a new and larger distribution center which is expected to begin operating in fiscal 1998. The new center will be approximately 325,000 square feet and will provide for the consolidation of the Company's administrative and distribution functions.

                           FACTORY CARD OUTLET CORP.

                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) SUBSEQUENT EVENTS (CONTINUED)
STOCK SPLIT


    Common stock and stock options reflect the one for 4.016 stock split of the Company's common stock as approved by the Company's Board of Directors on November 15, 1996.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                                                                       JUNE 29,     SEPTEMBER 28,
                                                                                         1996           1996
                                                                                     -------------  -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash.............................................................................  $     202,344  $     338,686
  Accounts receivable..............................................................        248,888        279,702
  Due from related parties.........................................................        187,711        115,780
  Inventories......................................................................     41,803,820     50,610,129
  Prepaid expenses.................................................................        603,647        768,426
  Deferred income taxes............................................................        302,490      1,303,153
                                                                                     -------------  -------------
    Total current assets...........................................................     43,348,900     53,415,876
Fixed assets, net..................................................................     14,923,891     16,302,969
Deferred financing costs...........................................................        244,405        344,503
Deferred income taxes..............................................................        312,052        312,052
Other assets.......................................................................        250,594        195,046
                                                                                     -------------  -------------
    Total assets...................................................................  $  59,079,842  $  70,570,446
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term obligations......................................  $     676,012  $     702,018
  Accounts payable.................................................................     12,125,070     15,079,530
  Due to related parties...........................................................      3,679,887      4,102,733
  Income taxes payable.............................................................        282,771       --
  Accrued expenses.................................................................      2,980,656      3,512,357
                                                                                     -------------  -------------
    Total current liabilities......................................................     19,744,396     23,396,638
Revolving credit note payable......................................................     13,127,155      9,200,000
Subordinated debentures, net of discount...........................................      4,720,865      7,566,571
Long-term debt.....................................................................        664,223        527,797
Capital lease obligations..........................................................        137,561        167,416
Deferred rent liabilities..........................................................      3,561,851      3,678,895
                                                                                     -------------  -------------
    Total liabilities..............................................................     41,956,051     44,537,317
                                                                                     -------------  -------------
Stockholders' equity:
  Preferred stock--Series A, B and C convertible, $.01 par value. Authorized, issued and outstanding shares:
    Series A--20,000 shares and Series B--32,416 shares at June 29, 1996 and
      September 28, 1996.
    Series C--30,000 authorized shares, 25,639 issued and outstanding at September
      28, 1996. ...................................................................     14,456,506     24,228,943
  Common stock, no par value. Voting class--1,600,000 shares authorized; 933,720 shares issued and outstanding; non-voting class-205,000 shares authorized; no
    shares issued or outstanding...................................................      3,050,211      3,478,578
  Accumulated deficit..............................................................       (382,926)    (1,674,392)
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................     17,123,791     26,033,129
                                                                                     -------------  -------------
    Total liabilities and stockholders' equity.....................................  $  59,079,842  $  70,570,446
                                                                                     -------------  -------------
                                                                                     -------------  -------------


                                                                     statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY



                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                            13 WEEKS ENDED
                                                                                     ----------------------------
                                                                                     SEPTEMBER 30,  SEPTEMBER 28,
                                                                                         1995           1996
                                                                                     -------------  -------------

                                                                                             (UNAUDITED)
Net sales..........................................................................  $  16,816,662  $  25,031,848
Cost of sales and occupancy........................................................     11,023,795     16,996,375
                                                                                     -------------  -------------
  Gross profit.....................................................................      5,792,867      8,035,473
Selling, general and administrative expenses.......................................      7,600,492      9,664,842
                                                                                     -------------  -------------
  Loss from operations.............................................................     (1,807,625)    (1,629,369)
Interest expense...................................................................        190,373        597,297
                                                                                     -------------  -------------
  Loss before taxes................................................................     (1,997,998)    (2,226,666)
Income tax benefit.................................................................       (759,835)      (935,200)
                                                                                     -------------  -------------
  Net loss.........................................................................  $  (1,238,163) $  (1,291,466)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Net loss per common and common equivalent share..................................  $       (0.24) $       (0.25)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
  Weighted average common and common equivalent shares
    outstanding....................................................................      5,100,556      5,100,556
                                                                                     -------------  -------------
                                                                                     -------------  -------------



          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                            13 WEEKS ENDED
                                                                                     ----------------------------
                                                                                     SEPTEMBER 30,  SEPTEMBER 28,
                                                                                         1995           1996
                                                                                     -------------  -------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................................   $(1,238,163)   $(1,291,466)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization of fixed assets..................................       548,124        752,590
    Amortization of deferred financing costs and debt discount.....................            --        181,890
    Amortization of organization costs.............................................         1,650             --
    Deferred income taxes..........................................................      (759,835)      (935,200)
    Loss (gain) on the disposal of equipment and vehicles..........................            --          1,382
    Compensation expense related to stock options..................................            --        164,355
    Change in assets and liabilities:
      Decrease (increase) in assets:
        Accounts receivable........................................................      (141,675)       156,897
        Inventories................................................................    (5,503,373)    (8,806,309)
        Prepaid expenses...........................................................      (250,270)      (164,779)
        Other assets...............................................................       (51,930)       (27,558)
      Increase (decrease) in liabilities:
        Accounts payable...........................................................     5,143,136      4,362,626
        Accrued expenses...........................................................       699,762        531,700
        Deferred rent liabilities..................................................        10,712        117,044
        Income taxes payable.......................................................      (117,100)      (348,233)
                                                                                     -------------  -------------
Net cash used in operating activities..............................................    (1,658,962)    (5,305,061)
                                                                                     -------------  -------------
Net cash used in investing activities--purchase of fixed assets....................    (1,891,772)    (2,046,642)
                                                                                     -------------  -------------
Cash flows from financing activities:
  Borrowings under revolving credit note...........................................     3,350,000     15,336,737
  Repayment of borrowings under revolving credit note..............................      (450,000)   (19,263,892)
  Proceeds from term loan..........................................................       400,000             --
  Payments of long-term debt.......................................................      (126,911)      (112,719)
  Proceeds from issuance of subordinated debentures................................            --      2,910,836
  Proceeds from issuance of Series C convertible preferred stock...................            --      8,617,083
                                                                                     -------------  -------------
Net cash provided by financing activities..........................................     3,173,089      7,488,045
                                                                                     -------------  -------------
Net increase (decrease) in cash....................................................      (377,645)       136,342
Cash at beginning of the period....................................................       515,212        202,344
                                                                                     -------------  -------------
Cash at end of the period..........................................................   $   137,567    $   338,686
                                                                                     -------------  -------------
                                                                                     -------------  -------------


          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION


    The consolidated financial statements included herein have been prepared by management without audit and should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year 1996 included in this document. Due to the seasonality of the Company's business, the results for the interim periods are not necessarily indicative of the results for the year. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although management believes that the disclosures are adequate to fairly present the information. The accompanying consolidated financial statements reflect, in the opinion of management, all such adjustments necessary for a fair presentation of the interim financial statements. In the opinion of management, all such adjustments are of a normal recurring nature, except for the accrual of approximately $164,000 in the three month period ended September 28, 1996 representing compensation expense, some of which is nonrecurring, relating to certain individuals, including certain directors and employees of the Company.



(2) USE OF ESTIMATES



    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period and related disclosures. Significant estimates made as of and for the thirteen weeks ended September 28, 1996 include provisions for shrinkage and promotional markdowns of merchandise inventories. Actual results could differ from those estimates.


(3) DEBT

SECURED SUBORDINATED DEBT


    On July 2, 1996, the Company issued $3,000,000 of secured subordinated debt bearing annual interest at 12.5%. The debt is scheduled to mature on July 2, 2001. For the first six months of the agreement, interest will be payable at a rate of 7.5% with the remaining 5% interest accruing until February 1, 1997 when all unpaid interest is due and payable. At the time of issuance, the lender received a warrant for the right to purchase 76,223 shares of non-voting common stock exercisable until July 1, 2001, at $0.0025 per share. The number of shares available under the warrant increases over the term of the debt. If the debt remains outstanding until maturity, the lender will have the right to purchase a total of 167,688 shares.



REVOLVING CREDIT AGREEMENT



    In September 1996, the Company entered into a new revolving credit agreement with its bank which permits the Company to borrow up to a maximum of $25,000,000. Advances under the new agreement, which expires October 1, 1998, are limited based on inventory levels as defined in the agreement. Interest is payable monthly at an annual rate equal to the bank's prime rate. A fee of 0.25% per year is assessed on the unused portion of the line, except if the unused portion exceeds $20,000,000 the fee increases to 0.40%. Borrowings under the revolving credit term note are secured by all business assets of the Company. This agreement contains restrictive covenants, the more significant of which require the maintenance of minimum ratios of total liabilities to net worth and minimum levels of tangible net worth and net working capital.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

LEASE COMMITMENTS


    The Company entered into two capital lease agreements for computer equipment and related software in October 1996. The cost of the equipment under these leases totalled $2,113,000. Payments under these leases will be made over the next four years.



    In October 1996, the Company completed the negotiation of a ten-year lease for a new distribution and administrative center commencing in October 1997. Future minimum lease payments under this lease will total $19,727,400.


(4) STOCKHOLDERS' EQUITY

SERIES C PREFERRED STOCK


    On August 2, 1996, 25,639 shares of Series C Convertible Preferred Stock, $0.01 par value, were issued in the amount of $9,730,000. Each share of this preferred stock is convertible at the holder's discretion into 40.16 shares of voting common stock of the Company. The redemption and other provisions of this series of preferred stock are identical to that of Series A and B Convertible Preferred Stock.


STOCK OPTIONS


    In July 1996, the Company granted options to purchase 351,400 shares of common stock to certain individuals, including employees and directors, at an option price of $2.49 per share. Options to purchase 190,760 shares which were granted to employees vest over four years, and all other options were fully vested in September 1996. Based on the estimated fair value of the Company's common stock at the time of grant of these options of $3.30 per share, the Company recognized compensation expense in the quarter ended September 28, 1996 of approximately $164,000. Of this amount, approximately $146,000 related to options which were fully vested in September 1996. The estimated fair value of the Company's common stock used in accounting for these options was based on information from various sources which included a valuation prepared by Avalon Group Ltd. (Avalon). The chairman and president of Avalon each own 100 shares of the Company's Series B preferred stock (or 0.3% of issued and outstanding Series B preferred stock) and each has options to purchase 4,016 shares of the Company's common stock (or 0.8% of weighted average common shares).


(5) SUPPLEMENTAL CASH FLOW INFORMATION


                                                                                      SEPTEMBER 30,  SEPTEMBER 28,
                                                                                          1995           1996
                                                                                      -------------  -------------
Cash paid during the thirteen week period for:
  Interest..........................................................................   $   134,547    $   397,277
  Income taxes......................................................................       112,600        371,750


    Supplemental disclosure of non-cash financing activities:


    Capital lease obligations incurred and notes payable on vehicle purchases were $86,408 in the 13-week period ended September 28, 1996. There were no obligations incurred or notes payable in the 13-week period ended September 30, 1995.



    In August, 1996, the Company exchanged Series C Preferred Stock for consideration of trade accounts payable of $1,101,100.



    Additional paid-in capital of $264,012 was recognized for the common stock warrants issued in July, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Capitalization............................................................   12
Dilution..................................................................   13
Selected Consolidated Financial and Operating Data........................   14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   15
Business..................................................................   23
Management................................................................   31
Certain Transactions......................................................   38
Principal and Selling Stockholders........................................   39
Description of Capital Stock..............................................   41
Shares Eligible for Future Sale...........................................   43
Underwriting..............................................................   45
Legal Matters.............................................................   46
Experts...................................................................   46
Additional Information....................................................   47
Index to Financial Statements.............................................  F-1


                            ------------------------

    UNTIL          , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,750,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


                                  ------------

                                   PROSPECTUS

                                  ------------

                               ALEX. BROWN & SONS

      INCORPORATED

                               PIPER JAFFRAY INC.

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, all of which will be paid solely by the Company. All amounts shown are estimates, except the Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee:


Commission registration fee.......................................  $  11,500
NASD filing fee...................................................      4,295
Nasdaq Stock Market listing fee...................................     34,046
Accounting fees and expenses......................................    200,000
Legal fees and expenses...........................................    425,000
Blue sky fees and expenses (including fees and expenses of
  counsel)........................................................     12,500
Printing, engraving and mailing expenses..........................    100,000
Transfer agent and registrar fees and expenses....................      3,000
Miscellaneous.....................................................      9,659
                                                                    ---------
    Total.........................................................  $ 800,000
                                                                    ---------
                                                                    ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Restated Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify each person who is or was a director or officer of the Registrant to the fullest extent permitted under Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation shall indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Registrant under the By-Laws may only indemnify a person initiating such an action, suit, or proceeding if such action, suit or proceeding was authorized by the Board of Directors of the Company. In addition, pursuant to the By-Laws, the Registrant shall, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorney's' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.



    Under Section 145 of the DGCL, a Delaware corporation may also indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreements, vote or otherwise.


    Article Eight of the Restated Certificate of Incorporation provides that a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for an breach of the director's duty or loyalty to the Registrant or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.


    Reference is made to the Underwriting Agreement (Exhibit 1.1) which provides for indemnification of the Registrant, its directors, officers and controlling persons. The Registrant has also agreed to provide indemnification to certain stockholders and holders of warrants to purchase shares of Common Stock in connection with the registration of such shares, including the shares underlying the warrants (Exhibits 10.8.1, 10.9.2, 10.9.7 and 10.10).


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Within the past three years, the Registrant has sold the following securities which were not registered under the Securities Act:


    On August 2, 1996, the Registrant sold 25,639 shares of Series C Convertible Preferred Stock in a private placement to 18 accredited investors for an aggregate price of $9,871,015 based upon an exemption from registration under
Section 4(2) of the Securities Act. Fine Art Developments, p.l.c. ("Fine Art"), one of the aforementioned accredited investors, purchased 2,600 shares of Series C Convertible Preferred Stock for a price of $1,001,000 and agreed to satisfy this price by providing the Company with credits against trade payables. To date, $630,000 has been credited against Fine Art's purchase price and it is expected that the entire purchase price will be satisfied by September 30, 1996.



    On July 2, 1996, the Registrant issued a warrant for the right to purchase 18,980 shares of the Company's non-voting Common Stock to Petra Capital, L.L.C. ("Petra") in connection with the issuance of $3,000,000 of subordinated debentures to Petra, in each case, based upon an exemption from registration under Section 4(2) of the Securities Act.



    On June 28, 1996, the Registrant issued a warrant for the right to purchase 6,066 shares of the Company's non-voting Common Stock to Sirrom Capital Corporation ("Sirrom") in connection with the issuance of $1,000,000 of subordinated debentures to Sirrom, in each case, based upon an exemption from registration under Section 4(2) of the Securities Act.



    On November 15, 1995, the Registrant issued a warrant for the right to purchase 23,658 shares of the Company's non-voting Common Stock to Sirrom in connection with the issuance of $4,000,000 of subordinated debentures to Sirrom, in each case, based upon an exemption from registration under Section 4(2) of the Securities Act.



    On October 6, 1994, the Registrant issued 16,000 shares of Common Stock to The Card Mart in exchange for shares of preferred stock of FCOA-Baltimore, which merged with and into the Registrant's operating subsidiary based upon an exemption from registration under Section 4(2) of the Securities Act.



    On July 15, 1994, the Registrant sold 32,416 shares of Series B Convertible Preferred Stock in a private placement to 13 accredited investors for an aggregate price of $12,123,584 based upon an exemption from registration under
Section 4(2) of the Securities Act.



    On July 15, 1994, the Registrant sold 16,500 shares of Common Stock to the following: (i) 15,000 shares of Common Stock were issued to three accredited investors in lieu of interest on their investment in the Subordinated Debentures Due 1993; and (ii) 1,500 shares of Common Stock were issued to one accredited investor in lieu of interest on a Bridge Loan, in each case, based upon an exemption from registration under Section 4(2) of the Securities Act.



    At various times within the past three years, the Registrant has issued to certain officers, directors, employees and consultants, options to purchase an aggregate of 548,586 shares of Common Stock at varying exercise prices. These options were granted pursuant to the 1989 Stock Option Plan based on an exemption from registration under Rule 701 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



    (A) EXHIBITS



   +1.1    Form of Underwriting Agreement.

    3.1    Form of Amended and Restated Certificate of Incorporation of the Company.

    3.2    Amended and Restated Bylaws of the Company.

    4.1    Specimen of Registrant's Common Stock Certificate.

*   5.1    Opinion of Pitney, Hardin, Kipp & Szuch.

   10.1    Employment Agreement, dated as of April 6, 1995, by and between the Company and
             Charles R. Cumello.

   10.1.1  Loan Agreement, dated as of October 1, 1995, between FCO and Charles R. Cumello.

   10.2    Consulting Agreement, dated July 30, 1996 by and between the Company and J. Bayard
             Kelly.

  +10.3    Supply Agreement, dated as of August 2, 1996, by and between the Company and Fine
             Art Developments, p.l.c.

  +10.4    Lease Agreement between the Company and Prudential Insurance Company of America,
             dated September 25, 1992.

  +10.5    Lease Agreement between the Company and Elk Grove Village Industrial Park Ltd.,
             dated July 17, 1995.

   10.5.1  Industrial Building Lease dated as of October 28, 1996 by and between Centerpoint
             Realty Services Corporation and FCO.

  +10.6.1  1989 Stock Option Plan of the Company, as amended.

   10.6.2  1996 Employee Stock Purchase Plan of the Company.

   10.6.3  Incentive Savings Plan of the Company.

  +10.7    Business Loan Agreement dated as of November 10, 1995 among the Company, FCO and
             Bank One, Chicago, N.A. ("Bank One"), as amended.

   10.7.1  Business Purpose Revolving Promissory Note dated November 1, 1996 from the Company and FCO to Bank One.

   10.7.2  Promissory Note dated as of May 1, 1995 from the Company and FCO to Bank One.

   10.7.3  Business Loan Agreement dated as of November 1, 1996 among the Company, FCO and
             Bank One.

  +10.8    Loan Agreement dated as of July 2, 1996 by and between FCO and Petra Capital,
             L.L.C. ("Petra").

  +10.8.1  Stock Purchase Warrant dated July 2, 1996 by and between the Company and Petra, as amended.

  +10.8.2  Secured Promissory Note dated July 2, 1996 by and between FCO and Petra.

  +10.8.3  Security Agreement dated July 2, 1996 by and between FCO and Petra.

  +10.8.4  Guaranty Agreement dated July 2, 1996 by and between the Company and Petra.

  +10.9.1  Loan Agreement dated November 15, 1995 by and between FCO and Sirrom Capital
             Corporation ("Sirrom").

  +10.9.2  Stock Purchase Warrant dated November 15, 1995 by and between the Company and
             Sirrom.

  +10.9.3  Secured Promissory Note dated November 15, 1995 by and between FCO and Sirrom.

  +10.9.4  Security Agreement dated November 15, 1995 by and between FCO and Sirrom.

  +10.9.5  Guaranty Agreement dated November 15, 1995 by and between the Company and Sirrom.

  +10.9.6  First Amendment to Loan Agreement and Loan Documents dated June 28, 1996 by and between FCO and Sirrom.

  +10.9.7  Stock Purchase Warrant dated June 28, 1996 by and between the Company and Sirrom.

  +10.9.8  Secured Promissory Note dated June 28, 1996 by and between FCO and Sirrom.

  +10.9.9  Amended and Restated Stock Purchase Warrant dated July 30, 1996 by and between the
             Company and Sirrom.

 +10.9.10  Amendment to Stock Purchase Warrant dated July 30, 1996 by and between the Company and Sirrom.

  10.10.1  Term Lease Master Agreement dated October 28, 1996 by and between FCO and IBM
             Credit Corporation.

  10.10.2  Master Lease Agreement dated August 19, 1996 by and between FCO and SymboLease,
             Inc.

  +21.1    List of the subsidiaries of the Company.

   23.1    Consent of KPMG Peat Marwick LLP.

*  23.2    Consent of Pitney, Hardin, Kipp & Szuch (included as part of Exhibit 5.1).

  +24.1    Power of Attorney (contained on the signature page of this Registration
             Statement).

  +27.1    Financial Data Schedule.


------------------------


*   To be filed by amendment



+   Filed previously



    (B) FINANCIAL STATEMENT SCHEDULE



Schedule I  Condensed Financial Information of Factory Card Outlet Corp.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on November 21, 1996.


                                FACTORY CARD OUTLET CORP.

                                By:            /s/ WILLIAM E. FREEMAN
                                     -----------------------------------------
                                                 WILLIAM E. FREEMAN
                                               CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                                          TITLE                    DATE
                                --------------------------  -------------------

                                Chairman of the Board
    /s/ WILLIAM E. FREEMAN        of Directors
------------------------------    (principal executive        November 21, 1996
      William E. Freeman          officer)

    /s/ CHARLES R. CUMELLO
------------------------------  President and Director        November 21, 1996
      Charles R. Cumello

                                Executive Vice President
              *                   and Treasurer
------------------------------    (principal financial and    November 21, 1996
       Glen J. Franchi            accounting officer)

              *
------------------------------  Director                      November 21, 1996
      Michael I. Barach

              *
------------------------------  Director                      November 21, 1996
   Dr. Robert C. Blattberg

              *
------------------------------  Director                      November 21, 1996
      Bart A. Brown, Jr.

              *
------------------------------  Director                      November 21, 1996
      Richard A. Doppelt

              *
------------------------------  Director                      November 21, 1996
       J. Bayard Kelly

              *
------------------------------  Director                      November 21, 1996
     James L. Nouss, Jr.

              *
------------------------------  Director                      November 21, 1996
       Stewart M. Kasen

  *By/s/ CHARLES R. CUMELLO
     Charles R. Cumello, as
       attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors


Factory Card Outlet Corp.


On September 30, 1996, except as to Note 12 of the Notes to the Consolidated Financial Statements "Subsequent Events -- Stock Split," which is as of November 19, 1996, we reported on the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of July 1, 1995 and June 29, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 29, 1996, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.


In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                          /S/  KPMG PEAT MARWICK LLP



Chicago, Illinois
September 30, 1996, except as to Note 12 of the Notes to the Consolidated Financial Statements
"Subsequent Events--Stock Split," which
is as of November 19, 1996

                                                                      SCHEDULE I

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

                                 BALANCE SHEETS


                                                                                        JULY 1,       JUNE 29,
                                                                                         1995           1996
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................................  $      16,706  $      17,069
  Due from subsidiary..............................................................     11,576,008     11,989,469
                                                                                     -------------  -------------
Total current assets...............................................................     11,592,714     12,006,538
Investment in subsidiary...........................................................      5,047,375      5,117,253
                                                                                     -------------  -------------
  Total assets.....................................................................     16,640,089     17,123,791
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                              STOCKHOLDERS' EQUITY
Stockholders' equity:
  Preferred stock--Series A and B convertible, $.01 par value. Authorized: Series
    A--20,000 shares and Series B--34,750. Issued and outstanding shares: Series
    A--20,000 shares and Series B-- 32,416 shares..................................     14,456,506     14,456,506
  Common stock no par value. Voting class--authorized 1,600,000 shares; 933,720 shares issued and outstanding; non-voting class--authorized 205,000 shares, no
    shares issued or outstanding...................................................      2,636,750      3,050,211
  Accumulated deficit..............................................................       (453,167)      (382,926)
                                                                                     -------------  -------------
  Total stockholders' equity.......................................................  $  16,640,089     17,123,791
                                                                                     -------------  -------------
                                                                                     -------------  -------------


           See accompanying notes to condensed financial information.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

                              STATEMENTS OF INCOME


                                                                                       FISCAL YEAR ENDED
                                                                               ----------------------------------
                                                                                JUNE 30,    JULY 1,     JUNE 29,
                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Interest income..............................................................  $      352         342         363
Equity in net earnings of subsidiaries.......................................     448,753     367,182      69,877
                                                                               ----------  ----------  ----------

  Net income.................................................................  $  449,105     367,524      70,240
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------


           See accompanying notes to condensed financial information.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

                            STATEMENTS OF CASH FLOWS


                                                                                       FISCAL YEAR ENDED
                                                                             -------------------------------------
                                                                              JUNE 30,       JULY 1,     JUNE 29,
                                                                                1994          1995         1996
                                                                             -----------  -------------  ---------
Cash flows from operating activities:
  Net income...............................................................  $   449,105        367,524     70,240
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Equity in net earnings of subsidiary...................................     (448,753)      (367,182)   (69,877)
    Increase in due from subsidiary........................................           --    (11,379,258)        --
                                                                             -----------  -------------  ---------
Net cash provided by (used in) operating activities........................          352    (11,378,916)       363
                                                                             -----------  -------------  ---------
Cash flows from financing activities:
  Proceeds from issuance of Series B convertible preferred stock...........           --     11,379,258         --
                                                                             -----------  -------------  ---------
Net increase in cash and cash equivalents..................................          352            342        363
Cash and cash equivalents at beginning of year.............................       16,012         16,364     16,706
                                                                             -----------  -------------  ---------
Cash and cash equivalents at end of year...................................  $    16,364         16,706     17,069
                                                                             -----------  -------------  ---------
Supplemental disclosures of cash flow information:
  Noncash financing activities--
    Accretion on Series A convertible preferred stock......................      254,085             --         --
    Exchange of FCOA--Baltimore preferred stock to the Company's common
      stock................................................................           --        400,000         --
    Accrued interest repaid through the issuance of common stock...........           --        236,750         --
    Additional paid in capital recognized for the common stock warrants
      issued...............................................................           --             --    413,461
                                                                             -----------  -------------  ---------
                                                                             -----------  -------------  ---------


           See accompanying notes to condensed financial information

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

     NOTES TO CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

(1) BASIS OF ACCOUNTING

    The Condensed Financial Information of Factory Card Outlet Corp. ("the Company") has been prepared pursuant to Securities and Exchange Commission rules and regulations and should be read in conjunction with the Consolidated Financial Statements and Notes thereto as of July 1, 1995 and June 29, 1996 and for each of the years in the three year period ended June 29, 1996. The Condensed Financial Information of the Company has been prepared on an unconsolidated basis. The Company's investments in its subsidiaries are recorded on the equity basis.

(2) GUARANTEES

    The Company has guaranteed the credit and debt agreements between its subsidiaries and various lenders. For information related to the agreements, see
Note 3 of "Notes to Consolidated Financial Statements."

                                 EXHIBIT INDEX


                                                                                                       SEQUENTIALLY
                                                                                                        NUMBERED
EXHIBIT NO.                                        DESCRIPTION                                            PAGES
-----------  ----------------------------------------------------------------------------------------  -----------

       3.1   Form of Amended and Restated Certificate of Incorporation of the Company.

       3.2   Amended and Restated Bylaws of the Company.

       4.1   Specimen of Registrant's Common Stock Certificate.

      10.1   Employment Agreement, dated as of April 6, 1995, by and between the Company and Charles
             R. Cumello.

    10.1.1   Loan Agreement, dated as of October 1, 1995, between FCO and Charles R. Cumello.

      10.2   Consulting Agreement, dated July 30, 1996 by and between the Company and J. Bayard
             Kelly.

    10.5.1   Industrial Building Lease dated as of October 28, 1996 by and between Centerpoint Realty
             Services Corporation and FCO

    10.6.2   1996 Employee Stock Purchase Plan of the Company.

    10.6.3   Incentive Savings Plan of the Company.

    10.7.1   Business Purpose Revolving Promissory Note dated November 1, 1996 from the Company and
             FCO to Bank One, Chicago, N.A. ("Bank One").

    10.7.2   Promissory Note dated as of May 1, 1995 from the Company and FCO to Bank One.

    10.7.3   Business Loan Agreement dated as of November 1, 1996 among the Company, FCO and Bank
             One.

   10.10.1   Term Lease Master Agreement dated October 28, 1996 by and between FCO and IBM Credit
             Corporation.

   10.10.2   Master Lease Agreement dated August 19, 1996 by and between FCO and SymboLease, Inc.
      23.1   Consent of KPMG Peat Marwick LLP.